    As filed with the Securities and Exchange Commission on March 12, 1999
                                                       Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                          TUESDAY MORNING CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------
        Delaware                    6749                     75-2398532
       (State of             (Primary Standard            (I.R.S. employer
     incorporation)              Industrial             identification no.)
                            Classification Code)

                                ---------------

                               14621 Inwood Road
                             Addison, Texas 75001
                                (972) 387-3562
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                              Mark E. Jarvis, CFO
                          Tuesday Morning Corporation
                               14621 Inwood Road
                             Addison, Texas 75001
                                (972) 387-3562
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

            Susan Henderson                      Jeffrey A. Chapman
       Crouch & Hallett, L.L.P.                Vinson & Elkins L.L.P.
    717 N. Harwood St., Suite 1400            3700 Trammell Crow Center
          Dallas, Texas 75201                     2001 Ross Avenue
            (214) 953-0053                       Dallas, Texas 75201
                                                   (214) 220-7700

                                ---------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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
                                                  Proposed
                                                  Maximum
   Title of Each Class of                        Aggregate       Amount of
 Securities Being Registered                   Offering Price Registration Fee
------------------------------------------------------------------------------
Common Stock, $.01 par value ................   $115 million      $31,970
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

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457.

                                ---------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                                EXPLANATORY NOTE

      This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Offering") of common stock of Tuesday Morning Corporation (the "Company") (which includes common stock subject to the U.S. underwriters' over-allotment option) and one to be used in connection with a concurrent international offering outside the United States and Canada (together with the U.S. Offering, the "Offerings") of common stock of the Company. The U.S. prospectus and international prospectus will be identical in all respects except that they contain different front and back cover pages and underwriting sections. The form of the U.S. prospectus is included herein and is followed by those pages to be used in the international prospectus that differ from those in the U.S. prospectus. Each of the pages to be used in the international prospectus included herein is labeled "Alternative Page for International Prospectus." Final forms of such prospectuses will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                  Preliminary Prospectus Dated March 12, 1999

                                        Shares

                                  Common Stock

                                 ------------

    This is Tuesday Morning Corporation's initial public offering of common
stock. Tuesday Morning is selling     of the shares and certain of its
shareholders are selling     of the shares. The U.S. underwriters are offering
     shares in the United States and Canada and the international managers are
offering      shares outside the United States and Canada.

    We expect the public offering price to be between $    and $    per share.
Currently, no public market exists for the shares. We will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol "TUES."

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                 ------------

                                                       Per Share Total
                                                       --------- -----
     Public offering price...........................     $       $
     Underwriting discount...........................     $       $
     Proceeds, before expenses, to Tuesday Morning...     $       $
     Proceeds to the selling shareholders............     $       $

    The U.S. underwriters may also purchase up to an additional   shares from
certain selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an
additional     shares from the certain selling shareholders.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about       , 1999.

                                 ------------

Merrill Lynch & Co.                                      William Blair & Company

                                 ------------

                  The date of this prospectus is       , 1999

                                 [Inside cover]



                            [Map of store locations]

                    [Product, store and warehouse pictures]

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   8
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  18
Selected Consolidated Financial and Operating Data.......................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  28
Management...............................................................  37
Certain Relationships and Related Transactions...........................  41
Principal and Selling Shareholders.......................................  43
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  47
Certain U.S. Federal Tax Considerations for Non-United States Holders of
 Common Stock............................................................  49
Underwriting.............................................................  52
Legal Matters............................................................  56
Experts..................................................................  56
Additional Information...................................................  56
Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

      Investors should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus before making an investment decision. The terms "Tuesday Morning," "we," "us" and "our" as used in this prospectus refer to Tuesday Morning Corporation and its subsidiaries.

      This prospectus contains forward-looking statements regarding Tuesday Morning's performance, strategy, plans, objectives, expectations, beliefs and intentions. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Therefore, this prospectus, and especially the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains a discussion of some of the factors and risks that could contribute to those differences.

      Unless we indicate otherwise, all information in this prospectus assumes no exercise of the over-allotment options granted by certain selling shareholders to the U.S. underwriters and international managers, assumes the redemption or exchange into common stock of all of our shares of preferred
stock and gives effect to a    for    stock dividend effective April  , 1999.

                                  The Company

      Tuesday Morning is the leading closeout retailer of upscale home furnishings, gifts and related items in the United States. We opened our first store in 1974 and currently operate 354 stores in 36 states. We operate our stores during seven annual "sales events," each of which lasts from four to seven weeks, while closing them for the remaining weeks of the year. We specialize in first quality, brand name merchandise such as Ralph Lauren bed linens, Waterman pens, Limoges hand-decorated boxes, Steinbach collectible nutcrackers, Steiff stuffed animals, Royal Dalton china and giftware, Farberware cookware, Martex bath towels, Samsonite luggage, Spode china, Madame Alexander dolls and many others. We do not sell seconds, irregulars or factory rejects. We purchase our merchandise at closeout and sell it at prices that are 50% to 80% below those generally charged by department and specialty stores. While we offer our customers consistent merchandise categories, each sales event features new products within these categories, creating a "treasure hunt" atmosphere in our stores. We believe that our event-based selling strategy, combined with high quality, reasonably priced merchandise, attracts upscale customers with strong loyalty to us.

      In 1998, Tuesday Morning recorded net sales of $396.1 million and operating income of $44.1 million, representing compounded annual growth of 23.5% and 65.1%, respectively, since 1995. Our sales growth has been driven by new store openings as well as annual increases in comparable store sales of 13.7%, 18.3% and 12.1% in 1996, 1997 and 1998, respectively. Tuesday Morning's success is based on the following strengths:

     . Unique Event-Based Format. We distinguish ourselves from other retailers with a unique "event-based" selling strategy, creating the equivalent of seven "grand openings" each year. Products are available in limited quantities and generally are not replenished during a sales event. We believe that the closing and reopening of our stores and the limited availability of products heightens customers' expectations of finding new, undiscovered merchandise and intensifies their sense of urgency to buy our products during the first few days of a sales event. As a result, we typically realize approximately 40% of an event's total sales in the first five days of the event.

     . Strong Vendor Relationships. We employ a talented and experienced buying team, which has grown from ten buyers in 1993 to 24 buyers in 1998, with an average of nearly 21 years of retail experience. Our buyers and our reputation as a preferred, reliable purchaser have enabled us to establish long-term relationships with a diverse group of top-of-the-line vendors. In many cases, we are the retailer of choice to liquidate inventory due to our ability to sell rapidly large quantities of merchandise without disrupting the manufacturers' traditional distribution channels, our ability to make purchasing decisions quickly and our long-term relationships with vendors.

     . Loyal, Upscale Customer Base. We have developed and currently maintain a proprietary mailing list of over 4,800,000 preferred customers who have visited our stores and requested mailings in advance of our sales events. These direct mailings offer customers the opportunity to purchase merchandise prior to the advertising of a sales event to the general public. The fact that a substantial amount of our sales occur in the first several days of an event is evidence of our customer loyalty and customers' awareness of the timing of our sales events. Our customers are primarily women, typically ranging in age from 25 to 54, from households headed by professionals and having a median annual family income of over $60,000.

     . Strong Store Level Economics. For stores opened during 1998, first year cash on cash return on investment averaged in excess of 50%. Our stores are destination-oriented and therefore can be located in secondary locations of major suburban markets, such as strip malls and warehouse zones, near our upscale target customers. We are able to obtain favorable lease terms because of our flexibility in site selection and our no-frills format which allows us to effectively use a wide variety of space configurations. As a result of this opportunistic approach to site selection, our real estate costs, averaging approximately $8.50 per square foot, are significantly lower than those of many other retailers. Of our new stores opened in 1998, on average we spent approximately $65,000 per store for fixture and start-up costs. Although the dynamics of our store model may change to accommodate different market environments, our overall return on investment level has proven consistent in various economic regions, including our stores located in the relatively expensive real estate markets of California and the northeastern U.S.

     . Integrated Management Information Systems and Inventory Controls. We believe our management information systems are among the most advanced in the retailing industry. These systems enable us to maintain SKU level inventory control from the time merchandise is ordered until it is sold. We are therefore able to manage in excess of 100,000 SKUs from approximately 1,100 vendors on a real-time basis in order to make timely and accurate purchasing, distribution and merchandising decisions. We have integrated our proprietary merchandising and inventory control systems, point of sale systems and state-of-the-art distribution management system with our financial reporting systems, providing our buyers with a significant degree of control over inventory levels, distribution and sales performance.

     Our objective is to continue to expand our leadership position in the industry and to enhance our productivity and operating performance by implementing the following growth strategies:

     . Continue New Store Openings. We have identified as potential locations for future stores approximately 500 additional sites near our targeted customers. We added 32 stores to our store base in 1998 after adding 29 stores in 1997 and plan to increase our store base, in both new and existing markets, by at least 35 stores in 1999 and at least 40 stores in 2000.

     . Enhance Sales Productivity. We have achieved average comparable store sales growth of 13.7%, 18.3% and 12.1% in 1996, 1997 and 1998, respectively. Tuesday Morning continues to refine its merchandise mix and improve the quality of its product offerings, resulting in an increase in the number of customer transactions and the average transaction value per customer.

     . Capitalize on Favorable Industry Dynamics. Tuesday Morning believes that it is benefitting from broad consumer trends, including an increase in investment in the home and a growing emphasis on value. In addition, we are benefitting from current trends in the retail industry. As inventory risks shift from retailer to manufacturer and new products and packaging proliferate, closeout retailers are becoming an integral part of manufacturers' overall distribution strategies. As a result, manufacturers are increasingly looking for larger, more sophisticated closeout retailers that can purchase large and varied quantities of merchandise and control the distribution and advertising of specific products to minimize disruption to the manufacturers' traditional distribution channels.

     . Leverage Technology and Workforce. We believe that our investments in information systems and inventory control technology and the doubling of our staff of experienced, specialized buyers over the last four years will bolster future growth in the breadth of our product offerings and will provide the support necessary for new store openings for the foreseeable future. We have been able to leverage our investments in infrastructure over a higher sales base. Our selling, general and administrative expenses have declined as a percentage of net sales from 30.3% in 1994 to 23.9% in 1998 primarily as a result of this leverage.

      We are a Delaware corporation. Our principal executive offices are located at 14621 Inwood Road, Addison, Texas 75001, and our telephone number is
(972) 387-3562.

                                 The Offerings

      Of the shares offered,     shares will be initially offered in the U.S.
and Canada by the U.S. underwriters and    shares will be initially offered
outside the U.S. and Canada by the international managers.

Common stock offered:
      By Tuesday
      Morning...........      shares

      By selling
      shareholders......      shares

        Total...........      shares


Common stock outstanding
 after the offerings....      shares (1)

Use of proceeds.........  To redeem a portion of our senior subordinated notes, to redeem all of our senior exchangable preferred stock and
                          to redeem all of our junior preferred stock outstanding
                          on the closing of the offerings. See "Use of Proceeds."

Proposed Nasdaq National
 Market symbol..........  TUES

--------

(1) Excludes   shares of common stock issuable upon exercise of stock options
    at a weighted average exercise price of $    per share outstanding as of
    December 31, 1998. Options to purchase     shares of common stock were
    exercisable at March 15, 1999.

               Summary Consolidated Financial and Operating Data
              (In thousands, except per share and operating data)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
Statement of Operations Data:
  Net sales....................................... $256,756  $327,307  $396,095
  Gross profit....................................   91,567   118,875   139,058
  Selling, general and administrative expenses....   71,167    82,939    94,843
  Recapitalization fees and expenses (1)..........      --     33,960       129
  Operating income................................   20,400     1,976    44,086
  Net interest and other income (expense).........   (1,892)   (2,294)  (22,726)
  Net income (loss)...............................   11,516    (3,564)   13,152
  Net income (loss) available to common........... $ 11,516  $ (3,621) $  2,186
  Earnings (loss) per share:
    Basic.........................................
    Diluted.......................................
  Weighted average shares outstanding:
    Basic.........................................
    Diluted.......................................
  Pro forma earnings per share: (2)
    Basic.........................................
    Diluted.......................................
Operating Data:
  Number of stores:
    Beginning of period...........................      260       286       315
    Opened during period..........................       33        31        35
    Closed during period..........................       (7)       (2)       (3)
    Open at end of period.........................      286       315       347
  Comparable store sales increase (3).............     13.7%     18.3%     12.1%
  Average annual sales per store (4).............. $    925  $  1,066  $  1,171
  Average square feet per store...................    6,427     6,591     6,826

                                                       As of December 31, 1998
                                                      --------------------------
                                                       Actual    As Adjusted (2)
                                                      ---------  ---------------
                                                                   (Unaudited)
Balance Sheet Data:
  Working capital.................................... $  70,507     $ 70,507
  Total assets.......................................   155,319      153,820
  Total debt, including current portion..............   205,197      170,197
  Senior exchangeable redeemable preferred stock.....    28,231          --
  Junior redeemable preferred stock..................    85,998          --
  Junior perpetual preferred stock...................     1,930          --
  Total shareholders' deficit........................  (217,623)     (60,452)

--------

(1) Recapitalization fees and expenses are related to the acquisition of our stock in December 1997 by Madison Dearborn Capital Partners II, L.P., certain unaffiliated investors and certain members of management and consisted of compensation paid in lieu of options of $25.0 million and fees and expenses of $9.0 million.

(2) Pro forma earnings per share and as adjusted balance sheet data reflect the
    sale by Tuesday Morning of     shares of common stock offered hereby at an
    assumed initial public offering price of $    per share and also reflect
    the redemption of a portion of our senior subordinated notes and the redemption, or exchange into common stock, of all of our preferred stock. See "Use of Proceeds."

(3) Comparable store sales are computed by comparing sales for stores open during the same sales event in the current and previous year. Stores are open for the full event whereas store openings and closings generally occur between events.

(4) Average annual sales per store is the sum of the average of the sales per store for each quarter.

                                  RISK FACTORS

      The value of an investment in Tuesday Morning will be subject to the significant risks inherent in its business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest. If any of the events described below actually occur, our business, financial condition or operating results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

      This prospectus contains forward-looking statements regarding Tuesday Morning's performance, strategy, plans, objectives, expectations, beliefs and intentions. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. The following is a discussion of some of the factors and risks that could contribute to those differences.

Risks Associated with Growth

      Tuesday Morning's growth strategy depends in large part on its ability to open new stores in both existing and new geographic markets and to operate those stores profitably. We may not be able to achieve our planned expansion. The opening of additional stores in new geographic markets could present competitive and merchandising challenges different from those we currently face within our existing geographic markets. In addition, we may incur higher costs related to advertising, administration and distribution as we enter new markets.

      A number of factors could affect our ability to open new stores consistent with our business plan. These factors also affect the ability of any newly opened stores to achieve sales and profitability levels comparable with our existing stores or to become profitable at all. These factors include:

     . the identification and acquisition of suitable sites and the negotiation of acceptable leases for such sites;

     . the ability to obtain governmental and other third-party consents, permits and licenses needed to operate our stores;

     . the hiring, training and retaining of skilled personnel, including buying staff;

     .  the availability of adequate management and financial resources;

     . the adaptation of our distribution and other operational and management systems to an expanded network of stores;

     . the ability and willingness of vendors to supply merchandise on a timely basis at competitive prices; and

     . continued consumer demand for our products at levels that can support acceptable profit margins.

      Our continued growth also depends on our ability to increase sales in our existing stores. The opening of additional stores in an existing market could result in lower net sales at our existing stores in that market.

Our Success Depends on Purchasing Merchandise at Attractive Prices

      The success of our business depends upon our ability to identify, locate, select and purchase high quality merchandise at attractive prices. We have no long-term contracts to purchase our merchandise. We compete with other closeout merchandisers and wholesalers for merchandise.

Our Operations May Be Adversely Affected by a Change in Consumer Demand and Preferences

      Tuesday Morning's success depends on its ability to anticipate and respond in a timely manner to changes in consumer demand and preferences for upscale home furnishings, gifts and related items. Consumer spending patterns, particularly discretionary spending for our products, are affected by, among other things, prevailing or perceived economic conditions affecting disposable consumer income such as:

     .  employment;

     .  wages and salaries;

     .  business conditions;

     .  interest rates;

     .  availability of credit; and

     .  taxation.

      A significant decline from the projected demand for our products would adversely affect us, either from lost sales or lower margins due to the need to mark down excess inventory. Any sustained failure by Tuesday Morning to identify and respond to changes in consumer demand and preferences would adversely affect us.

We Face Intense Competition

      The retail home furnishings industry is highly competitive. Tuesday Morning currently competes against a diverse group of retailers, including department and discount stores, which sell, among other products, home furnishing products similar and often identical to those Tuesday Morning sells. Tuesday Morning also competes in particular markets with a substantial number of retailers that specialize in one or more types of home furnishing products that Tuesday Morning sells. Certain of these competitors have substantially greater financial resources that may increase their ability to initiate and sustain predatory price competition. A number of different competitive factors could adversely affect our results of operations and financial condition, including:

     .  increased operational efficiencies of competitors;

     .  competitive pricing strategies;

     .  expansion by existing competitors;

     . entry by new competitors into markets in which Tuesday Morning is currently operating; and

     . adoption by existing competitors of innovative store formats or retail sales methods.

      Tuesday Morning cannot assure you that it will be able to continue to compete successfully with its existing or with new competitors.

Possible Declines in Comparable Store Sales May Adversely Affect Stock Price

      A number of factors have historically affected, and will continue to affect, Tuesday Morning's comparable store sales results, including, among other factors:

     .  competition;

     .  general regional and national economic conditions;

     .  consumer trends;

     .  changes in Tuesday Morning's product mix;

     .  timing of promotional events;

     .  new product introductions; and

     . Tuesday Morning's ability to execute its business strategy effectively.

      Declines in Tuesday Morning's comparable store sales results could cause the price of its common stock to decrease substantially.

Management Information Systems Are Critical to Our Operations

      We have invested over $11.5 million over the last seven years in computers, bar code scanners, radio frequency terminals, software and related equipment, technology and training. No significant expenditures for management information systems are anticipated in the foreseeable future. The information from our management information systems allows us to manage the flow of our inventory on a real-time basis in order to make timely and accurate purchasing, distribution and merchandising decisions. Our management information systems are critical to our operations and any failure or disruption in these systems could jeopardize our ability to manage our existing operations and planned future growth and could adversely affect our profitability.

Our Business is Highly Seasonal

      Our business is highly seasonal, with a significant portion of our net sales and most of our operating income generated during the fourth quarter, which includes the Christmas selling season. Net sales in the fourth quarter accounted for over 44% of annual net sales in each of the last three years, and operating income (excluding recapitalization fees and expenses) for the fourth quarters of 1996, 1997 and 1998 accounted for approximately 89.1%, 71.5% and 64.8%, respectively, of annual operating income for such years. Because a significant percentage of our net sales and net income results from operations in the fourth quarter, we have limited ability to compensate for shortfalls in fourth quarter sales or earnings by changes in our operations or strategies in other quarters. A significant shortfall in results for the fourth quarter of any year will adversely affect our annual results of operations. Our quarterly results of operations also may fluctuate significantly based on such factors as:

     .  the timing of new store openings;

     .  the amount of net sales contributed by new and existing stores;

     .  the timing of certain holidays;

     .  changes in our merchandise;

     . general economic, industry and weather conditions that affect consumer spending; and

     .  actions of competitors.

We Have Substantial Indebtedness and Our Indebtedness Restricts Our Operations

      After the offerings, we will continue to have substantial indebtedness. As of December 31, 1998, we had total indebtedness of $205.2 million and a shareholders' deficit of $217.6 million. After the redemption or conversion of our preferred stock and the redemption of a portion of our senior subordinated notes upon the completion of the offerings, we will have total indebtedness of approximately $170.2 million and a shareholders' deficit of $60.5 million. In addition, we may incur additional debt from time to time to finance working capital, capital expenditures and other general corporate purposes.

      Our substantial indebtedness could have important consequences to you. For example, it could:

     . increase our vulnerability to adverse economic and industry conditions;

     . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     . place us at a disadvantage compared to our competitors that have less debt; and

     .  limit our ability to borrow additional funds.

      In addition, failing to comply with our debt covenants could result in an event of default which, if not cured or waived, could adversely affect us.

Our Largest Shareholder Controls Our Company

      Subsequent to the offerings, Madison Dearborn Capital Partners II, L.P. will continue to have the power to elect all of our directors and approve any action requiring the approval of our shareholders, including adopting amendments to our certificate of incorporation and approving certain mergers or sales of substantially all of our assets. The interests of Madison Dearborn Capital Partners II, L.P. may conflict with the interests of other holders of our common stock.

Loss of Key Personnel Could Adversely Affect Our Business

      Our future performance will depend, in large part, upon the efforts and abilities of our senior management, particularly Jerry M. Smith, our President and Chief Executive Officer, and our other key employees, including our buyers. The loss of service of these persons could adversely affect our business and development. Mr. Smith's employment agreement expires on December 31, 2000. Although Mr. Smith has indicated that he plans to remain as the President and Chief Executive Officer of Tuesday Morning after the expiration of his employment agreement, we cannot assure you that he will do so.

Year 2000 Software Failures May Adversely Impact Our Operations

      We recognize the need to ensure that our operations and relationships with vendors and other third parties will not be adversely impacted by hardware and software processing errors arising from calculations using the Year 2000 and beyond. We believe our internal systems and software will be Year 2000 compliant by August 1999. We recognize that our failure to resolve internal Year 2000 issues could result, in the worst case, in our inability to distribute merchandise to our stores and to process our daily business for some period of time. The failure of one or more of our third party service providers to resolve Year 2000 issues could also result, in a worst case scenario, in a business interruption. In addition, the failure of one or more of our merchandise suppliers to resolve its own Year 2000 issues could negatively affect us. The lost revenues, if any, resulting from a worst case scenario would depend on the length of time during which such failure goes uncorrected and on how widespread the impact.

      In addition to risks specifically associated with our operations, Year 2000 failures by third parties such as utilities, processors of credit card transactions, freight forwarders and customs or port authorities could also adversely affect us.

Purchasing Inventory from Foreign Vendors Could Affect our Business

      Tuesday Morning purchases a significant portion of its inventory from overseas vendors. Changes in shipping costs, trade regulations, currency fluctuations or other factors may create shortages and increase the cost of items that we purchase from foreign vendors. Conversely, significant reductions in the cost of such items in U.S. dollars may cause a significant reduction in retail price levels of those products and may limit or eliminate our ability to successfully differentiate ourselves from our competitors, thereby adversely affecting our sales, margins and competitive position. In addition, our shipping costs have increased recently, and these costs may fluctuate throughout the year.

We Depend on a Single Distribution Facility

      All of our inventory is shipped directly from suppliers to our distribution center in the Dallas, Texas metropolitan area, where the inventory is processed and then distributed to our stores. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. Although we believe that our receiving and distribution process is efficient and well positioned to support our expansion plans, we cannot assure you that we have anticipated all of the changing demands which our expanding operations will impose on our receiving and distribution system or that events beyond our control, such as disruptions in operations due to labor disagreements or shipping problems, will not result in delays in the delivery of merchandise to our stores.

Absence of Public Market of Common Stock Creates Uncertainty in Market Price

      Immediately prior to the offerings, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offerings. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. See "Underwriting" for a discussion of the factors to be considered. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     .  quarterly variations in operating results;

     .  changes in financial estimates by securities analysts;

     . changes in market conditions for retail industry stocks in general;

     .  additions or departures of key personnel; and

     .  sales of common stock.

      In addition, the stock market experiences significant price and volume fluctuations, which may materially and adversely affect the market price of our common stock.

Availability of Significant Amounts of Common Stock for Sale Could Adversely Affect Its Market Price

      Approximately     shares of common stock will be outstanding after
consummation of the offerings. The     shares of common stock being offered
hereby will be eligible for immediate resale in the public market without restriction, unless we or one of our affiliates acquire any such shares.
Following the offerings, there will be approximately     additional shares of
common stock subject to currently exercisable options. We believe that substantially all of the outstanding shares of common stock, other than those sold in the offerings, and shares of common stock issuable upon the exercise of such options, will be freely tradeable under Federal securities laws following this offering, subject to some limitations. These limitations include vesting provisions in option agreements, restrictions in lock-up agreements and volume and manner-of-sale restrictions under Rule 144. The future sale of a substantial number of shares of common stock in the public market following the offerings, or the perception that such sales could occur, could adversely affect the prevailing market price.

      We have issued a substantial number of options to purchase shares of common stock to our employees prior to the offerings. Following the offerings, we expect to continue to issue options to our employees to reward performance and encourage retention. The exercise of any additional options issued by us could adversely affect the prevailing market price of our common stock.

      Our officers and directors, Madison Dearborn Capital Partners II, L.P. and certain other shareholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

New Shareholders Will Be Subject to Immediate and Substantial Dilution

      Investors participating in the offerings will incur immediate and
substantial dilution in the amount of $    per share. To the extent that
options outstanding as of December 31, 1998 are exercised, there will be further dilution.

                                USE OF PROCEEDS

      We estimate that the net proceeds from the sale by Tuesday Morning of the shares of common stock offered by it hereby are estimated to be approximately $80.2 million, at an assumed initial public offering price of
$    per share and after deducting the underwriting discount and estimated offering expenses. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders in the offerings.

      The following reflects the application of the estimated net proceeds by us:

                                                                     Percent of
                                                         Amount     Net Proceeds
                                                      ------------- ------------
                                                      (In millions)
Redeem a portion of our senior subordinated notes...      $38.8         48.4%
Redeem all of the outstanding shares of senior
 exchangeable redeemable preferred stock............       34.0         42.4%
Redeem a portion of the outstanding shares of junior
 redeemable preferred stock and junior perpetual
 preferred stock....................................        7.4(1)       9.2%

--------

(1) As part of the redemption of junior preferred stock, Lloyd Ross and Jerry Smith will receive $7.0 million. Upon receipt, Mr. Ross and Mr. Smith will pay $3.4 million to Tuesday Morning representing the outstanding balance of their loans. See "Certain Relationships and Related Transactions."

      The indenture establishing the terms of our senior subordinated notes allows us to redeem up to 35% of the aggregate principal amount of the senior subordinated notes within 20 days of any public equity offering at a redemption price equal to 111% of the principal amount, together with accrued interest. The indenture further provides that after giving effect to any redemption at least $65 million aggregate principal amount of the senior subordinated notes must remain outstanding. Tuesday Morning sold $100 million of its senior subordinated notes in connection with the December 1997 recapitalization. The senior subordinated notes bear interest at 11% and will mature on December 15, 2007.

      The certificate of designation establishing the terms of the senior exchangeable redeemable preferred stock allows Tuesday Morning to redeem at any time prior to December 15, 2001 all of these shares within 20 days of any public equity offering at a redemption price equal to 113.25% of these shares' aggregate liquidation preference, plus accumulated and unpaid dividends (or a redemption price of $113.25 per share at March 15, 1999). Tuesday Morning must redeem all of the outstanding shares of the senior exchangeable redeemable preferred stock on December 15, 2009. Dividends on the senior exchangeable preferred stock are payable at an annual rate of 13 1/4% of the liquidation preference per share.

      In March 1999, Tuesday Morning offered to exchange all of its shares of junior redeemable preferred stock and junior perpetual preferred stock for shares of its common stock, subject to the consummation of the offerings. Holders of $90.2 million of junior redeemable preferred stock and $0.6 million of junior perpetual preferred stock (such amounts representing these shares' liquidation value plus accrued but unpaid dividends) elected to exchange their shares of preferred stock for a number of shares of common stock equal to such amounts divided by the per share offering price of the common stock offered in the offerings, net of underwriting discount. Holders of $5.8 million of junior redeemable preferred stock and $1.6 million of junior perpetual preferred stock have elected not to exchange their shares for common stock. Tuesday Morning will redeem these shares in connection with the offerings for a redemption price equal to approximately $1,117 per share (the shares' liquidation value plus accrued but unpaid dividends).

      Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. Tuesday Morning currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends on our common stock in the foreseeable future. In addition, our senior credit facility prohibits the payment of dividends and the indenture governing our senior subordinated notes limits the payment of dividends. See Note 7 to Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

      The following table sets forth our capitalization at December 31, 1998 on an actual basis and on an as adjusted basis. The as adjusted basis balance sheet data reflects:

     .  the application of the estimated net proceeds from the sale by
        Tuesday Morning of     shares of common stock offered hereby at an
        assumed initial public offering price of $    per share after
        deducting the underwriting discount and estimated offering expenses; and

     . the redemption of a portion of our senior subordinated notes and the redemption or exchange into common stock of all our preferred stock.

      This table should be read in conjunction with Tuesday Morning's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus. See "Use of Proceeds."

                                                           December 31, 1998
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                                    (Unaudited)
                                                             (In thousands)
Current debt:
  Revolving credit facility (1)..........................      --         --
  Current portion of long-term debt...................... $  4,580   $  4,580
                                                          --------   --------
    Total current debt................................... $  4,580   $  4,580
                                                          ========   ========
Long-term debt:
  Term loans, excluding current portion.................. $ 98,065   $ 98,065
  Senior subordinated notes, excluding current portion...  100,000     65,000
  Mortgages and capitalized leases, excluding current
   portion...............................................    2,552      2,552
                                                          --------   --------
    Total long-term debt.................................  200,617    165,617
Redeemable preferred stock:
  Senior exchangeable redeemable preferred stock.........   28,231        --
  Junior redeemable preferred stock (2)..................   85,998        --
  Dividends payable to junior preferred stocks (2).......    7,435        --
                                                          --------   --------
    Total redeemable preferred stock.....................  121,664        --
Shareholders deficit:
  Junior perpetual preferred stock (2)...................    1,930        --
  Common stock, including additional paid-in capital
   (3)...................................................    5,689    172,244
  Retained deficit....................................... (225,242)  (232,696)
                                                          --------   --------
    Total shareholders' deficit.......................... (217,623)   (60,452)
                                                          --------   --------
      Total capitalization............................... $109,238   $109,745
                                                          ========   ========

-------------

(1) Based on eligible inventory at December 31, 1998, we had $40.6 million available under our revolving credit facility. See Note 7 to Notes to Consolidated Financial Statements.

(2) In March 1999, Tuesday Morning offered to exchange all of its shares of junior redeemable preferred stock and junior perpetual preferred stock for shares of its common stock, subject to the consummation of the offerings. Holders of $90.2 million of junior redeemable preferred stock and $0.6 million of junior perpetual preferred stock (such amounts representing these shares' liquidation value plus accrued but unpaid dividends) elected to exchange their shares of preferred stock for a number of shares of common stock equal to such amounts divided by the per share offering price of the common stock offered in this offering, net of underwriting discount. Holders of $5.8 million of junior redeemable preferred stock and $1.6 million of junior perpetual preferred stock have elected not to exchange their shares for common stock. Tuesday Morning will redeem these shares in connection with this offering for a redemption price equal to approximately $1,117 per share (the shares' liquidation value plus accrued but unpaid dividends).

(3) Excludes   shares of common stock issuable upon exercise of stock options
    at a weighted average exercise price of $    per share outstanding as of
    December 31, 1998. Options to purchase     shares of common stock were
    exercisable at March 15, 1999.

                                    DILUTION

      The net tangible book value of Tuesday Morning as of December 31, 1998
was approximately $(217,623), or $    per share of common stock. Net tangible
book value per share represents the amount of our shareholders' equity, less
intangible assets, divided by     shares of common stock outstanding as of
December 31, 1998.

      Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offerings and the as adjusted net tangible book value per share of common stock immediately after completion of the offerings. After giving effect to the
sale by Tuesday Morning of     shares of common stock in the offerings, at an
assumed initial public offering price of $ per share and after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value at December 31, 1998 would have been approximately $ , or $ per share. This represents an immediate increase in pro forma net tangible book value of $ per share to existing shareholders and an immediate dilution
in pro forma net tangible book value of $    per share to purchasers of common
stock in the offerings as illustrated in the following table:

   Assumed initial public offering price per share.....................     $
     Net tangible book value per share before the offerings............ $
     Increase per share attributable to new investors..................
   As adjusted net tangible book value per share after the offerings...
                                                                            ---
   Net tangible book value dilution per share to new investors.........     $
                                                                            ===

      The following table summarizes on a pro forma basis, as of December 31, 1998, the differences between the number of shares of common stock purchased from Tuesday Morning, the aggregate cash consideration paid and the average price per share paid by existing shareholders and new investors purchasing shares of common stock in the offerings:

                         Shares Purchased       Total Consideration
                         -------------------    ----------------------   Average Price
                         Number     Percent      Amount      Percent       Per Share
                         --------   --------    ----------  ----------   ------------- ---
    Existing
     shareholders.......                      %  $                     %     $
    New investors.......
                          --------    --------   ----------   ---------
    Total...............                      %  $                     %
                          ========    ========   ==========   =========

      The foregoing discussion and tables assume no exercise of any stock options outstanding as of December 31, 1998. As of December 31, 1998, there
were options outstanding to purchase a total of     shares of common stock with
a weighted average exercise price of $    per share. To the extent that any of
these options are exercised, there will be further dilution to new investors. See "Capitalization" and Note 9 of Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (In thousands, except per share and operating data)

      The selected consolidated financial and operating data presented below for, and as of each of the fiscal years in the five-year period ended December 31, 1998, is derived from the audited Consolidated Financial Statements of Tuesday Morning. The selected consolidated financial and operating data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                         Year Ended December 31,
                               ------------------------------------------------
                                 1994      1995      1996      1997      1998
                               --------  --------  --------  --------  --------
Statement of Operations Data:
 Net sales...................  $190,081  $210,265  $256,756  $327,307  $396,095
 Cost of sales...............   126,931   137,427   165,189   208,432   257,037
                               --------  --------  --------  --------  --------
 Gross profit................    63,150    72,838    91,567   118,875   139,058
 Selling, general and
  administrative expenses....    57,523    63,040    71,167    82,939    94,843
 Recapitalization fees and
  expenses (1)...............       --        --        --     33,960       129
                               --------  --------  --------  --------  --------
 Operating income............     5,627     9,798    20,400     1,976    44,086
 Net interest and other
  income (expense)...........    (1,611)   (2,534)   (1,892)   (2,294)  (22,726)
                               --------  --------  --------  --------  --------
 Income (loss) before income
  taxes......................     4,016     7,264    18,508      (318)   21,360
 Income tax expense..........     1,365     2,491     6,992     3,246     8,208
                               --------  --------  --------  --------  --------
 Net income (loss)...........     2,651     4,773    11,516    (3,564)   13,152
 Preferred dividends.........       --        --        --        (57)  (10,966)
                               --------  --------  --------  --------  --------
 Net income (loss) available
  to common..................  $  2,651  $  4,773  $ 11,516  $ (3,621) $  2,186
 Earnings (loss) per share:
 Basic.......................
 Diluted.....................
 Weighted average shares
  outstanding
 Basic.......................
 Diluted.....................
 Pro forma earnings per
  share: (2)
 Basic.......................
 Diluted.....................
Operating Data:
 Number of stores:
 Beginning of period.........       235       246       260       286       315
 Opened during period........        22        32        33        31        35
 Closed during period........       (11)      (18)       (7)       (2)       (3)
                               --------  --------  --------  --------  --------
 Open at end of period.......       246       260       286       315       347
                               ========  ========  ========  ========  ========
 Comparable store sales
  increase (3)...............       4.2%      6.4%     13.7%     18.3%     12.1%
 Average annual sales per
  store (4)..................  $    792  $    829  $    925  $  1,066  $  1,171
 Average square feet per
  store......................     6,908     6,403     6,427     6,591     6,826
Balance Sheet Data (at period
 end):
 Working capital.............  $ 32,593  $ 39,115  $ 49,568  $ 61,233  $ 70,507
 Total assets................    89,403    94,243   121,757   168,924   155,319
 Total debt, including
  current portion ...........    10,127     8,398     6,622   214,977   205,197
 Senior exchangeable
  redeemable preferred
  stock......................       --        --        --     24,661    28,231
 Junior redeemable preferred
  stock......................       --        --        --     85,998    85,998
 Junior perpetual preferred
  stock......................       --        --        --      1,930     1,930
 Total shareholders' equity
  (deficit)..................    58,630    63,648    75,528  (219,874) (217,623)

--------

(1) Recapitalization fees and expenses are related to the acquisition of our stock in December 1997 by Madison Dearborn Capital Partners II, L.P., certain unaffiliated investors and certain members of management and consisted of compensation paid in lieu of options of $25.0 million and fees and expenses of $9.0 million.

(2) Pro forma earnings per share reflect the sale by Tuesday Morning of shares of common stock offered hereby at an assumed initial public offering
    price of $    per share and also reflect the redemption of a portion of our senior subordinated notes and the redemption, or exchange into common stock, of all of our preferred stock. See "Use of Proceeds."

(3) Comparable store sales are computed by comparing sales for stores open during the same sales event in the current and previous year. Stores are open for the full event whereas store openings and closings generally occur between events.

(4) Average annual sales per store is the sum of the average of the sales per store for each quarter.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This prospectus contains forward-looking statements regarding Tuesday Morning's performance, strategy, plans, objectives, expectations, beliefs and intentions. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Tuesday Morning's actual results could differ materially from the results discussed in the forward-looking statements as a result of the risk factors set forth elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial and Operating Data" and our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

Overview

      Tuesday Morning is the leading closeout retailer of upscale home furnishings, gifts and related items in the United States. We opened our first store in 1974 and, over the next 25 years, have grown nationwide, increasing our store base to 354 stores in 36 states.

      Our stores are destination-oriented and can therefore be located in secondary locations of major suburban markets, such as strip malls and warehouse zones, near our upscale target customers. We are able to obtain favorable lease terms because of our flexibility in site selection and our no-frills format which allows us to use a wide variety of space configurations effectively. As a result of this opportunistic approach to site selection, our real estate costs, averaging approximately $8.50 per square foot, are significantly lower than those of many other retailers. Of the new stores opened in 1998, we spent approximately $65,000 per store for fixture and start-up costs, plus an additional $251,000 for on-hand inventory. Average sales per store and store level operating income in 1998 were $1,171,000 and $133,000, respectively. Store level operating income excludes allocation of corporate overhead but includes warehouse, distribution and advertising expenses.

      In the early 1990's, we instituted a number of strategic initiatives that would allow us to better manage our business and improve our operating performance. The initiatives included appointing Jerry Smith as our President and Chief Operating Officer, doubling our buying staff, re-engineering our warehouse, and making substantial investments in our management information systems including adding point of sale registers in all our stores. Our investment in management information systems of over $11.5 million since 1992 has given our buying staff improved access to inventory and sales data and allowed us to offer better merchandise and improved pricing. We believe that our management information systems are among the most advanced in the retail industry. Tuesday Morning's results since 1995 reflect these initiatives. In 1998, Tuesday Morning recorded net sales of $396.1 million and operating income of $44.1 million, representing compounded annual growth of 23.5% and 65.1%, respectively, since 1995. Our sales growth has been driven by new store openings as well as annual increases in comparable store sales of 13.7%, 18.3% and 12.1% in 1996, 1997 and 1998, respectively.

      Between 1986 and 1997, Tuesday Morning was a publicly traded company. On December 29, 1997, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), certain unaffiliated investors and certain members of our management acquired substantially all of our outstanding capital stock. The financing of the acquisition consideration of $324.9 million net of fees included aggregate equity investments of $117.9 million from Madison Dearborn, such investors and management, borrowings under a $200.0 million senior credit facility and the proceeds from the sale of our $100.0 million principal amount of senior subordinated notes.

      Despite significant leverage, we have continued to operate profitably (excluding recapitalization fees and expenses in 1997) and to expand our store base, adding 32 stores in 1998 and seven stores to date in 1999. Additionally, we anticipate adding a total of at least 35 stores to our store base in 1999 and at least 40 stores in 2000.

      In connection with the redemption of a portion of our senior subordinated notes with proceeds from the offerings, we will incur an extraordinary charge, net of income taxes, of approximately $3.3 million in the second quarter of 1999. Tuesday Morning has adopted an accounting policy related to expensing pre-opening costs effective January 1, 1999 and now expenses pre-opening costs as incurred. This change in accounting policy will not have a material impact on our financial results.

Results of Operations

      The following table sets forth, for the periods indicated, selected statement of operations data, expressed as a percentage of net sales, as well as the number of stores open at the end of each period. We cannot assure you that the trends in sales growth or operating results will continue in the future.

                                 Year Ended December 31,
                                 --------------------------
                                  1996     1997      1998
                                 -------  -------   -------
     Net sales.................    100.0%   100.0%    100.0%
     Cost of sales.............     64.3     63.7      64.9
                                 -------  -------   -------
       Gross profit............     35.7     36.3      35.1
     Selling, general and
      administrative expenses..     27.7     25.3      23.9
     Recapitalization fees and
      expenses.................      --      10.4       0.0
                                 -------  -------   -------
       Operating income........      7.9      0.6      11.1
     Net interest and other
      income (expense).........     (0.7)    (0.7)     (5.7)
                                 -------  -------   -------
       Income (loss) before
        income taxes...........      7.2     (0.1)      5.4
     Income tax expense........      2.7      1.0       2.1
                                 -------  -------   -------
       Net income (loss).......      4.5%    (1.1)%     3.3%
                                 =======  =======   =======
     Number of stores open at
      end of period............      286      315       347

1998 Compared to 1997

      Net sales increased $68.8 million or 21.0% to $396.1 million in 1998 from $327.3 million in 1997. The increase in net sales was the result of $32.7 million in sales from new stores and a 12.1% increase in comparable store sales. Average annual sales per store increased $105,000 or 9.8% to $1,171,000 in 1998 from $1,066,000 in 1997. The growth of our comparable store sales rose due to increases in the number of customer transactions and the average transaction value per customer.

      Gross profit increased $20.2 million or 17.0% to $139.1 million in 1998 from $118.9 million in 1997. Gross profit as a percentage of net sales declined to 35.1% in 1998 from 36.3% in 1997. This 1.2% decline was comprised of improvements in product cost of 0.4% offset by markdown increases of 1.1% and increases in the cost of buying, distribution and freight of 0.5%. Markdowns increased primarily due to the liquidation of our fine jewelry inventory in conjunction with our decision to exit this product category at the time of the December 1997 recapitalization. This category decreased from 55 jewelry centers at the beginning of 1998 to three at the beginning of 1999. Increases in buying, distribution and freight were attributable to the addition of a second warehouse shift and the addition of warehouse space in anticipation of future growth.

      Selling, general and administrative expenses increased $11.9 million or 14.4% to $94.8 million in 1998 from $82.9 million in 1997. This percentage increase was significantly less than our 21.0% increase in net sales. As a result, our selling, general and administrative expenses declined as a percentage of net sales to 23.9% in 1998 from 25.3% in 1997.

      Net interest and other income (expense) increased $20.4 million to $22.7 million in 1998 from $2.3 million in 1997 due primarily to the interest expense incurred in 1998 as a result of the recapitalization on December 29, 1997, as discussed in more detail below.

      Income tax expense increased $5.0 million to $8.2 million in 1998 from $3.2 million in 1997. This increase was due to higher levels of income in 1998 as compared to 1997, somewhat offset by certain nondeductible transaction fees and expenses incurred during 1997 in connection with the December 1997 recapitalization. Our effective income tax rate was 38.4% in 1998 and was not meaningful in 1997 due to the nondeductible fees and expenses referred to above and the lower level of earnings in 1997.

1997 Compared to 1996

      Net sales increased $70.5 million or 27.5% to $327.3 million in 1997 from $256.8 million in 1996. The increase in net sales was the result of $25.2 million in sales from new stores and an 18.3% increase in comparable store sales. Average annual sales per store increased $141,000 or 15.2% to $1,066,000 in 1997 from $925,000 in 1996.

      Gross profit increased $27.3 million or 29.8% to $118.9 million in 1997 from $91.6 million in 1996. Gross profit as a percentage of net sales increased to 36.3% in 1997 from 35.7% in 1996, primarily due to our ability to leverage certain buying and distribution costs over a higher sales base.

      Selling, general and administrative expenses also benefitted from similar leverage. These expenses increased $11.8 million or 16.5% to $82.9 million in 1997 from $71.2 million in 1996 due to the addition of 29 stores to our store base and inflationary and wage increases. However, these expenses declined as a percentage of net sales to 25.3% in 1997 from 27.7% in 1996 due to the leverage resulting from increased net sales.

      Recapitalization fees and expenses consisted of compensation paid in lieu of options of $25.0 million and fees and expenses of $9.0 million incurred in connection with the transaction. Fees and expenses of $9.5 million relating to the debt incurred in connection with the recapitalization were capitalized and will be amortized over the life of the debt.

      Net interest and other income (expense) increased from $1.9 million in 1996 to $2.3 million in 1997 due to a slight increase in borrowings related to an increase in our average borrowings associated with our growth.

      Income tax expense decreased $3.8 million to $3.2 million in 1997 from $7.0 million in 1996. This decrease was due to the lower levels of income in 1997 as compared to 1996, somewhat offset by certain nondeductible transaction fees and expenses incurred in the recapitalization in 1997. Our effective income tax rate was not meaningful in 1997 due to the nondeductible fees and expenses referred to above and the lower level of earnings. Our effective tax rate was 37.8% in 1996.

Seasonality

      We expect to continue to experience seasonal fluctuations in our business, with a significant percentage of our net sales and most of our operating income being generated in the fourth quarter, which includes the Christmas selling season. Net sales in the fourth quarter accounted for over 44% of annual net sales in each of the last three years, and operating income excluding recapitalization fees and expenses for the fourth quarters of 1996, 1997 and 1998 accounted for approximately 89.1%, 71.5% and 64.8%, respectively, of annual operating income for such years.

      The following tables set forth certain quarterly financial data as percentages of net sales, other than number of stores open at end of period, for the eight quarters ended December 31, 1998. The quarterly information is unaudited but has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with Tuesday Morning's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results for any future period. See "Risk Factors--Our Business is Highly Seasonal."

                                              Three months ended
                                 ---------------------------------------------
                                 March 31, June 30, September 30, December 31,
                                   1998      1998       1998          1998
                                 --------- -------- ------------- ------------
     Net sales..................   100.0%   100.0%      100.0%       100.0%
     Gross profit...............    38.0     32.2        39.2         33.7
     Recapitalization fees and
      expenses..................     --       --          --           --
     Operating income...........     5.9      5.0         9.9         16.4
     Net income (loss)..........    (2.5)    (1.4)        2.1          8.2
     Number of stores open at
      end of period.............     323      333         333          347
                                              Three months ended
                                 ---------------------------------------------
                                 March 31, June 30, September 30, December 31,
                                   1997      1997       1997          1997
                                 --------- -------- ------------- ------------
     Net sales..................   100.0%   100.0%      100.0%       100.0%
     Gross profit...............    37.7     34.1        39.8         35.4
     Recapitalization fees and
      expenses..................     --       --          --          22.9
     Operating income (loss)....     3.0      4.7         8.8         (5.6)
     Net income (loss)..........     1.6      2.5         4.5         (6.0)
     Number of stores open at
      end of period.............     291      298         304          315

      Our quarterly results of operations may fluctuate based upon such factors as the number and timing of store openings, the amount of net sales contributed by new and existing stores, the mix of products sold, pricing, store closings or relocations, competitive factors and general economic conditions. The timing of sales events could impact the weighting of sales between quarters. For example, the opening day of our sixth sales event will fall in the third quarter of 1999, whereas in 1998 the opening day of that sales event fell in the fourth quarter.

Inflation

      In our opinion, inflation has not had a material adverse effect on our results of operations. We cannot assure you, however, that inflation will not materially affect us in the future.

Liquidity and Capital Resources

      We have historically financed our operations with funds generated from operating activities and borrowings under our revolving credit facility.

      Net cash flows from operating activities in 1996, 1997 and 1998 were $10.6 million, $1.2 million and $4.0 million, respectively. Net cash flows from operating activities declined in 1997 due primarily to charges incurred in the December 1997 recapitalization. The increase in 1998 was attributable to an increase in operating income partially offset by an increase in interest expense resulting from Tuesday Morning's leveraged capital structure. Cash and cash equivalents as of December 31, 1996, 1997 and 1998 were $10.8 million, $23.5 million and $20.3 million, respectively.

      Capital expenditures, principally associated with new store openings and warehouse systems enhancements, were $4.2 million, $5.3 million and $4.7 million for 1996, 1997 and 1998, respectively. We expect to spend approximately $12 million for capital expenditures in 1999, including approximately $6.5 million related to the anticipated purchase of a warehouse we are currently leasing.

      As part of the recapitalization on December 29, 1997, we entered into the senior credit facility, which is comprised of $110.0 million in term loans and a $90.0 million revolving credit facility. Subject to compliance with the terms of the senior credit facility and the indenture for our senior subordinated notes, borrowings under the revolving credit facility may be increased by $25.0 million to accommodate future growth and for certain other purposes. At December 31, 1998, we had outstanding $101.5 million under the term loans and no amounts outstanding under the revolving credit facility, with $40.6 million of remaining availability based on eligible inventory. The term A loan ($35.6 million at December 31, 1998) and the revolving credit facility loans mature in December 2002, and the term B loan ($65.9 million at December 31, 1998) will mature in December 2004. For 30 consecutive days during each 12 month period beginning on April 1 of each year, the aggregate principal amount of loans outstanding under the revolving credit facility may not exceed $15.0 million.

      The instruments governing Tuesday Morning's indebtedness, including the senior credit facility and the indenture for our senior subordinated notes, contain financial and other covenants that restrict, among other things, the ability of Tuesday Morning and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, make capital expenditures, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of their assets.

      In March 1999, Tuesday Morning offered to exchange all of its shares of junior redeemable preferred stock and junior perpetual preferred stock for shares of its common stock, subject to the consummation of this offering. Holders of $90.2 million of junior redeemable preferred stock and $0.6 million of junior perpetual preferred stock (such amounts representing these shares' liquidation value plus accrued but unpaid dividends) elected to exchange their shares of preferred stock for a number of shares of common stock equal to such amounts divided by the per share offering price of the common stock offered in the offerings, net of underwriting discount. Holders of $5.8 million of junior redeemable preferred stock and $1.6 million of junior perpetual preferred stock have elected not to exchange their shares for common stock. Tuesday Morning will redeem these shares in connection with this offering for a redemption price equal to approximately $1,117 per share (the shares' liquidation value plus accrued but unpaid dividends).

      In addition, Tuesday Morning intends to use a portion of the net proceeds from the offerings to redeem all of the senior exchangeable redeemable preferred stock at an aggregate redemption price of approximately $34.0 million. Tuesday Morning will also use approximately $38.8 million of the net proceeds from the offerings to redeem a portion of the senior subordinated notes. After the application of the net proceeds from the offerings, Tuesday Morning will have no shares of preferred stock outstanding and $65 million principal amount of the senior subordinated notes outstanding. We anticipate that our net cash flows from operations and borrowings under our revolving credit facility will be sufficient to fund our working capital needs, planned capital expenditures and scheduled interest payments through 2000.

Year 2000

      We recognize that our business could be adversely affected by hardware and software errors arising from calculations using the Year 2000 and beyond ("Y2K"). Y2K could adversely affect our ability to obtain, distribute and process merchandise, run our stores, deal with our customers and handle daily business functions, and receive payment from our customers and utilize these funds in our business.

      We have taken various steps in each of these areas to minimize the risk that our business will be adversely affected. Our ability to obtain merchandise is dependent on vendors, freight companies, ports of entry and U.S. Customs. We have informally polled our largest vendors and, based on the information we have obtained, believe that their systems are, or will be, Y2K compliant. In addition, we have contacted our primary freight companies and, based on the information we have obtained, believe that their systems are also Y2K compliant. U.S. Customs has stated on its website that its systems are Y2K compliant.

      In order to determine that our internal operations are Y2K compliant we have taken an inventory of all computer software programs and hardware. We have determined that our merchandise purchasing, inventory management, shipping and receiving, sales reporting, financial reporting and cash management systems are Y2K compliant. Our remaining system upgrade requirements have been identified, tested and scheduled for installation or completion by August 1, 1999. One of our four file servers has been updated, and the remaining three will be updated by July 15, 1999. A third party vendor will upgrade our point-of-sale software to the latest version by August 1, 1999 and we will update point-of-sale hardware by July 31, 1999. Direct expenditures and internal costs for these upgrades and updates have been and are expected to remain immaterial to our operations. We have evaluated our non-information technology systems, such as our general office security systems, store security systems, corporate access systems, environmental systems and phone systems. We have found that they are Y2K compliant with the exception of the corporate access system. This system will be upgraded by July 31, 1999.

      Our ability to receive payment from our customers and utilize these funds in our business is dependent on credit card processing companies and banks. We have contacted these companies and have been assured that their systems are, or will be, Y2K compliant.

      We recognize that our failure to resolve internal Y2K issues could result, in the worst case, in our inability to distribute merchandise to our stores and to process our daily business for some period of time. However, we presently believe that scenario is unlikely based on our Y2K remediation plan. The failure of one or more of our third party service providers to resolve Y2K issues could also result, in a worst case scenario, in a business interruption. In addition, the failure of one or more of our merchandise suppliers to resolve their own Y2K issues could negatively affect us. The lost revenues, if any, resulting from a worst case scenario would depend on the length of time during which such failure goes uncorrected and on how widespread the impact.

      Our Y2K exposure is mitigated by the following factors: (1) no vendor accounts for more than 5% of our purchases; (2) we will receive substantially all of our merchandise for the first sales event of 2000 before January 1, 2000; (3) our first sales event of 2000 is scheduled to begin six weeks after January 1, 2000; and (4) there is neither a contractual nor business reason for us to buy a specific product from a specific vendor.

      In order to further mitigate any business interruption caused by third parties, we believe that we can easily change vendors, freight companies or ports of entry if we find that we are unable to receive merchandise from specific vendors. We plan to test credit card processing in January 2000 and will change processors if necessary. Our cash management is handled by several banks and if necessary can be shifted if one or more of these banks will not permit us to access our funds.

      Although Y2K issues or unanticipated or undiscovered Y2K compliance problems could impact our operations, we believe that it is unlikely that Y2K issues or problems will significantly adversely affect us. Our Y2K compliance costs have totalled $110,000 (excluding scheduled upgrades).

Quantitative and Qualitative Disclosures About Market Risk

      Tuesday Morning is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, such as foreign currency exchange and interest rates. Tuesday Morning does not enter into derivatives or other financial instruments for trading or speculative purposes.

      The objective of our financial risk management is to minimize the negative impact of foreign currency exchange and interest rate fluctuations on our earnings, cash flows and equity. Tuesday Morning enters into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates. The counterparties are major financial institutions. We enter into forward foreign currency contracts to hedge the currency fluctuations in transactions denominated in foreign currencies, thereby limiting our risks that would otherwise result from changes in exchange rates. During 1998, the only transactions hedged by us were for inventory purchase orders placed with foreign vendors for which the purchase order had to be settled in the foreign vendor's currency. The periods for the forward foreign exchange contracts correspond to the periods of the hedged transactions. Gains and losses on forward foreign exchange contracts are reflected in the income statement and were immaterial to us as a whole in 1998. At December 31, 1998, we had outstanding forward foreign currency contracts to purchase approximately $4.7 million of various currencies with maturities ranging between 30 and 210 days.

      The estimated fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 31, 1998, the difference between the fair value of all outstanding contracts and the face amount of such contracts was immaterial. A large fluctuation in exchange rates for these currencies could have a material impact on their fair value. However, because we use these forward foreign currency contracts to hedge future inventory purchases at a fixed price in the vendor's foreign currency at the time the purchase order is made, any fluctuations in the exchange rate should not materially impact us.

      See Notes 2 and 12 to Notes to Consolidated Financial Statements for a discussion of the accounting policies for our forward foreign currency contracts and information on financial instruments, respectively.

      We have both fixed-rate and variable-rate debt as of December 31, 1998. We do not hold any derivatives related to interest rate exposure for any of our debt facilities.

      The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our total long-term fixed rate debt at December 31, 1998 was $100 million. As of December 31, 1998, our floating-rate debt approximates fair value. See Notes 7 and 12 to Notes to Consolidated Financial Statements for further information on our debt.

      Based on our market risk sensitive instruments outstanding at December 31, 1998, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations or cash flows as of such date.

                                    BUSINESS

      The following description of Tuesday Morning's business should be read in conjunction with the information included elsewhere in this prospectus. The description contains certain forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. Tuesday Morning's actual results could differ materially from the results discussed in the forward-looking statements as a result of the risk factors set forth elsewhere in this prospectus.

General

      We are the leading closeout retailer of upscale home furnishings, gifts and related items in the United States. We opened our first store in 1974 and currently operate 354 stores in 36 states. We operate our stores during seven annual "sales events," each of which lasts from four to seven weeks, while closing them for the remaining weeks of the year. We specialize in first quality, brand name merchandise such as Ralph Lauren bed linens, Waterman pens, Limoges hand-decorated boxes, Steinbach collectible nutcrackers, Steiff stuffed animals, Royal Dalton china and giftware, Farberware cookware, Martex bath towels, Samsonite luggage, Spode china, Madame Alexander dolls and many others. We do not sell seconds, irregulars or factory rejects. We purchase our merchandise at closeout and sell it at prices that are 50% to 80% below those generally charged by department and specialty stores. While we offer our customers consistent merchandise categories, each sales event features new products within these categories, creating a "treasure hunt" atmosphere in our stores. We believe that our event-based selling strategy, combined with high quality, reasonably priced merchandise, attracts upscale customers with strong loyalty to us.

Business Strategy

      In 1998, Tuesday Morning recorded sales of $396.1 million and operating income of $44.1 million, representing compounded annual growth of 23.5% and 65.1%, respectively, since 1995. Our sales growth has been driven by new store openings as well as annual increases in comparable store sales of 13.7%, 18.3% and 12.1% in 1996, 1997 and 1998, respectively. Tuesday Morning's success is based on the following strengths:

     . Unique Event-Based Format. We distinguish ourselves from other retailers with a unique "event-based" selling strategy, creating the equivalent of seven "grand openings" each year. Products are available in limited quantities and generally are not replenished during a sales event. We believe that the closing and reopening of our stores and the limited availability of products heightens customers' expectations of finding new, undiscovered merchandise and intensifies their sense of urgency to buy our products during the first few days of a sales event. As a result, we typically realize approximately 40% of an event's total sales in the first five days of the event.

     . Strong Vendor Relationships. We employ a talented and experienced buying team, which has grown from ten buyers in 1993 to 24 buyers in 1998, with an average of nearly 21 years of retail experience. Our buyers and our reputation as a preferred, reliable purchaser have enabled us to establish long-term relationships with a diverse group of top-of-the-line vendors. In many cases, we are the retailer of choice to liquidate inventory due to our ability to sell rapidly large quantities of merchandise without disrupting the manufacturers' traditional distribution channels and our ability to make purchasing decisions quickly. We obtain our merchandise primarily by purchasing from manufacturers their end-of-line products which did not meet their sales expectations, or merchandise made available from cancellations of orders placed by other retailers. We also obtain merchandise by contracting for production from manufacturers during periods of lower production.

     . Loyal, Upscale Customer Base. We have developed and currently maintain a proprietary mailing list of over 4,800,000 preferred customers who have visited our stores and requested mailings in advance of our sales events. These direct mailings offer customers the opportunity to purchase merchandise prior to the advertising of a sales event to the general public. The fact that a substantial amount of our sales occur in the first several days of an event is evidence of our customer loyalty and customers' awareness of the timing of our sales event. Our customers are primarily women, typically ranging in age from 25 to 54, from households headed by professionals and having a median annual family income of over $60,000.

     . Strong Store Level Economics. For stores opened during 1998, first year cash on cash return on investment averaged in excess of 50%. Our stores are destination-oriented and therefore can be located in secondary locations of major suburban markets, such as strip malls and warehouse zones, near our upscale target customers. We are able to obtain favorable lease terms because of our flexibility on site selection and our no-frills format which allows us to effectively use a wide variety of space configurations. As a result of this opportunistic approach to site selection, our real estate costs, averaging approximately $8.50 per square foot, are significantly lower than those of many other retailers. The size of our stores generally range from 5,000 to 10,000 square feet and average approximately 6,800 square feet. Of our new stores opened in 1998, on average we spent approximately $65,000 per store for fixture and start-up costs, plus an additional $251,000 in on-hand inventory. Average sales per store and store level operating income in 1998 were $1,171,000 and $133,000, respectively. Store level operating income excludes allocation of corporate overhead but includes warehouse, distribution and advertising expenses. Although the dynamics of our store model may change to accommodate different market environments, the overall return on investment level has proven consistent in various economic regions, including our stores located in the relatively expensive real estate markets of California and the northeastern U.S.

     .  Integrated Management Information Systems and Inventory
        Controls. We believe our management information systems are among the most advanced in the retail industry. These systems enable us to maintain SKU-level inventory control from the time merchandise is ordered until it is sold. We are therefore able to manage in excess of 100,000 SKUs from approximately 1,100 vendors on a real-time basis in order to make timely and accurate purchasing, distribution and merchandising decisions. We have integrated our proprietary merchandising and inventory control systems, point of sale systems and state-of-the-art distribution management system with our financial reporting systems, providing our buyers with a significant degree of control over inventory levels, distribution and sales performance.

Growth Strategy

      Our objective is to continue to expand our leadership position in the industry and to enhance our productivity and operating performance by implementing the following growth strategies:

     . Continue New Store Openings. We have identified as potential locations for future stores approximately 500 additional sites near our targeted customers. We added 29 stores in 1997 and 32 stores in 1998 and plan to increase our store base, in both new and existing markets, by at least 35 stores in 1999 and at least 40 stores in 2000.

     . Enhance Sales Productivity. We have achieved average comparable store sales growth of 13.7%, 18.3% and 12.1% in 1996, 1997 and 1998, respectively. Tuesday Morning continues to refine its merchandise mix and improve the quality of its product offerings, resulting in an increase in the number of customer transactions and the average transaction value per customer.

     . Capitalize on Favorable Industry Dynamics. Tuesday Morning believes that it is benefitting from broad consumer trends, including an increase in investment for the home and a growing emphasis on value. In addition, we are benefitting from current trends in the retail industry. As inventory risks shift from retailer to manufacturer and new products and packaging proliferate, closeout retailers are becoming an integral part of manufacturers' overall distribution strategies. As a result, manufacturers are increasingly looking for larger, more sophisticated closeout retailers that can purchase large and varied quantities of merchandise and control the distribution and advertising of specific products to minimize disruption to the manufacturers' traditional distribution channels.

     . Leverage Technology and Workforce. We believe that our investments in information systems and inventory control technology and the doubling of our staff of experienced, specialized buyers over the last four years will bolster future growth in the breadth of our product offerings and will provide the support necessary for new store openings for the foreseeable future. We have been able to leverage our investments in infrastructure over a higher sales base. Our selling, general and administrative expenses have declined as a percentage of net sales from 30.3% in 1994 to 23.9% in 1998 primarily as a result of this leverage.

Industry Trends

      As a leading retailer of home furnishings, gifts and related items, we believe we are well positioned to benefit from favorable consumer trends, including an increase in investment in the home and a growing emphasis on value. According to a leading trade publication, sales in the home furnishings market (including furniture, textiles and other household equipment) were $141 billion in 1997 and have grown at a compound annual rate of 7.9% between 1992 and 1997.

      Closeout merchandise is available to closeout retailers at low prices for a variety of reasons, including the inability of a manufacturer to sell merchandise through regular channels, the discontinuance of merchandise due to a style or color change, the cancellation of orders placed by other retailers and the termination of business by a manufacturer or wholesaler. Occasionally, the closeout retailer may be able to purchase closeout merchandise because a manufacturer has excess raw materials or production capacity. Closeout retailers typically have lower merchandise costs than general merchandisers. Lower capital expenditures and operating costs allow them to deliver superior financial performance and deliver higher customer value.

      Tuesday Morning is distinguishable from its competitors in several respects. Most retailers in the closeout retailing industry are either general merchandisers or focus on apparel, while Tuesday Morning's focus is on upscale home furnishings and related items. In addition, most closeout retailers focus on lower and middle income consumers, while Tuesday Morning generally caters to higher-income customers. Finally, unlike other closeout retailers which operate on a year-round basis, Tuesday Morning operates on an event sale basis. Tuesday Morning believes that its periodic schedule of openings creates a sense of urgency and excitement on the part of its customers because they know the store is only open for a short period of time and that the availability of merchandise in our stores is limited.

      As a closeout retailer of high quality merchandise, Tuesday Morning also benefits from several trends in the retailing industry. The increase in just-in-time inventory management techniques and the rise in retailer consolidations have both resulted in a shift of inventory risk from retailers to manufacturers. Department stores and other traditional general merchandisers increasingly focus on their most productive merchandising categories. This change in focus causes department stores to exit certain categories, specifically home furnishings and gift items, creating opportunities for us. Furthermore, in response to an increasingly competitive market, manufacturers are introducing new products and new packaging more frequently. Tuesday Morning believes that these trends have helped make the closeout retailer an integral part of manufacturers' overall distribution strategies. As a result, manufacturers are increasingly looking for larger, more sophisticated closeout retailers such as us that can purchase larger and more varied quantities of merchandise and can control the distribution and advertising of specific products in order to minimize disruption to the manufacturers' traditional distribution channels.

      Tuesday Morning believes the aging of baby boomers--those born between 1947 and 1964--has a positive impact on the home decor market. Home ownership among 35 to 44 year olds was 66.9% in 1995 versus 36.2% for 25 to 29 year olds and 53.6% for 30 to 34 year olds. The rate climbs to 75.7% as people move into the 45 to 54 year old category. According to U.S. Census estimates, over the next ten years, the number of people within the 45 to 54 age group will become the largest age group in our population, resulting in a probable increase in expenditures on home decor. This age group also is at the peak of household income levels and spends a high percentage of their income on home furnishings (25.0%). In addition, the size of new single family homes is growing. In 1971, 9% of new homes built were over 2,400 square feet compared to 30% in 1996. This benefits the home decor market as people purchase more items to fill these larger homes.

Merchandise

      Tuesday Morning sells upscale home furnishings, gifts and related items. We do not sell seconds, irregulars or factory rejects. Our merchandise primarily consists of lamps, rugs, crystal, dinnerware, silver serving pieces, gourmet housewares, bathroom, bedroom and kitchen accessories, linens, luggage, Christmas trim, toys, stationery and silk plants. We specialize in first quality, brand name merchandise such as Ralph Lauren bed linens, Waterman pens, Limoges hand-decorated boxes, Steinbach collectible nutcrackers, Steiff stuffed animals, Royal Dalton china and giftware, Farberware cookware, Martex bath towels, Samsonite luggage, Spode china, Madame Alexander dolls and many others. We maintain in excess of 100,000 SKUs from approximately 1,100 vendors.

      Tuesday Morning differs from discount retailers in that it does not stock continuing lines of merchandise. We offer a continuity of merchandise categories with ever-changing individual product offerings, thus providing our customers a higher proportion of new merchandise than general merchandisers.

      Since its inception, Tuesday Morning has not experienced any significant difficulty in obtaining high quality closeout merchandise in adequate volumes and at suitable prices. For the year ended December 31, 1998, Tuesday Morning's top ten vendors accounted for approximately 20.9% of total purchases, with no one vendor accounting for more than 5%.

Pricing

      Tuesday Morning's pricing policy is to sell all merchandise at 50% to 80% below the retail prices generally charged by department and specialty stores. Prices are determined centrally and are uniform at all Tuesday Morning stores. Once a price is determined for a particular item, labels displaying Tuesday Morning's three-tiered pricing strategy are affixed to the product. A typical price tag displays a competitor's "regular" price, a competitor's "sale" price and the Tuesday Morning closeout price. Tuesday Morning's management and buyers verify retail prices by reviewing prices published in advertisements and catalogues and manufacturers' suggested retail price lists and by visiting department or specialty stores selling similar merchandise. Our advanced management information systems help us control product pricing, and the availability of daily sales and inventory information enables us to markdown unsold merchandise on a timely and systematic basis and thereby more effectively manage inventory levels.

Advertising

      Tuesday Morning plans and implements an advertising program for each sales event. Prior to each sales event, Tuesday Morning initiates a direct mailing to its 4,800,000 preferred customers. These direct mailings offer customers the opportunity to purchase merchandise prior to the advertising of a sales event to the general public. After the first three days of each sales event, Tuesday Morning commences an advertising campaign in local newspapers in each of its markets, emphasizing the significant price reductions available to customers and the high quality of the merchandise offered. During a sales event, we also use in-store promotion banners.

Store Operations

      As of March 15, 1999, Tuesday Morning operated 354 stores in 36 states. Tuesday Morning does not keep its stores open throughout the year, but instead opens them seven times a year to conduct approximately four to seven week sales events during the retailing industry's peak selling seasons. These events generally occur during the last six weeks of the first quarter, the last eight weeks of the second and third quarters (which includes two events each) and the last 12 weeks of the fourth quarter (which also includes two events). To encourage new and repeat shopping visits for each sales event, Tuesday Morning has increased the frequency of merchandise shipments during a sales event. During each shipment, new items are delivered, stocked and promoted in every Tuesday Morning store. Tuesday Morning stores are closed to the public between sales events, and are used in these periods only to carry-over inventory and to restock new merchandise for the next sales event.

      Tuesday Morning utilizes a "no-frills" approach to presenting merchandise. We have designed our stores to be functional, with little emphasis placed upon fixtures and leasehold improvements. We display all merchandise at each store by type and size on racks or counters, and we maintain a minimum inventory in stockrooms. We sell most merchandise in its original shipping carton. Because we sell most merchandise on a self-service basis, Tuesday Morning does not employ people solely to assist customers in locating merchandise or making selections.

Store Management

      Each store has a manager who is responsible for recruiting, training and supervising store personnel and assuring that the store is managed in accordance with company guidelines and established procedures. Store managers are full-time employees. When sales events are not in progress, these employees review store inventory and supervise restocking activities in preparation for the next sales event. Tuesday Morning employs temporary employees at each Tuesday Morning store to serve as cashiers and to assist in stocking during each sales event. These temporary employees generally return to work in subsequent sales events, reducing the need for new hiring prior to each sales event. Typically, Tuesday Morning will employ more temporary employees during the first few days of a sale, when customer traffic is highest.

      Tuesday Morning management and area managers visit selected stores while sales are in progress to review inventory levels and presentation, personnel performance, expense controls, security and adherence to company procedures. In addition, regional and area managers periodically meet with management to review store policies and to discuss purchasing, merchandising and advertising strategies for future sales events.

Site Selection

      We added 32 stores to our store base in 1998 and plan to increase our store base by at least 35 stores in 1999 and at least 40 stores in 2000. New stores will be located in both new and existing markets. We expect the new stores to be similar in size, appearance and operation to existing stores. Through our opportunistic real estate strategies, we have identified as potential locations for future stores approximately 500 additional sites near our targeted customers.

      When selecting sites for new store locations, Tuesday Morning reviews detailed demographic information for each new market area and generally limits its potential store locations to upper middle class communities. In order to reduce rental expense, Tuesday Morning does not select prime real estate sites. We believe that our customers are attracted to our stores principally by event selling, advertising and direct mail marketing initiatives that emphasize the large assortment of high quality merchandise and low prices, rather than by location. Tuesday Morning has generally selected sites where there is a suitable existing building requiring minimal refurbishing.

Store Locations

      Tuesday Morning currently operates 354 stores in 36 states. The size of our stores generally range from 5,000 to 10,000 square feet and average approximately 6,800 square feet. The table below sets forth the location of Tuesday Morning stores by market:


                                    MINNESOTA

                                                       PENNSYLVANIA
ALABAMA          GEORGIA            Minn/St. Paul (7)  Harrisburg (2)
Birmingham (3)   Albany             Rochester          Philadelphia (2)
Huntsville

                 Athens

Mobile (2)       Atlanta (11)       MISSISSIPPI        SOUTH CAROLINA

                 Augusta            Gulfport (2)       Charleston (3)
ARIZONA          Columbus           Hattiesburg        Columbia (2)
Phoenix (4)      Macon              Jackson            Greenville
Tucson (2)

                 Savannah                              Myrtle Beach

                                    MISSOURI


ARKANSAS         ILLINOIS           Columbia           SOUTH DAKOTA
Fayetteville     Bloomington        Kansas City (2)    Sioux Falls
Little Rock (3)  Chicago (12)       St. Louis (6)

Ft. Smith                           Springfield

                                                       TENNESSEE
Pine Bluff

                 INDIANA                               Chattanooga

                 Evansville         NEBRASKA           Knoxville (2)
CALIFORNIA       Indianapolis (4)   Lincoln            Memphis (3)
Fresno (2)                          Omaha (2)

                                                       Nashville (2)
Los Angeles (23)

                 IOWA

Palm Springs     Des Moines         NEVADA             TEXAS
Sacramento (3)   Cedar Rapids       Las Vegas (4)      Abilene
San Diego (4)


                                                       Amarillo
San Francisco (9)KANSAS             NEW JERSEY         Austin (3)
Santa Barbara    Kansas City (3)    Monmouth (3)       Beaumont


                 Topeka                                Corpus Christi
COLORADO         Wichita (2)        NEW MEXICO         Dallas (15)
Boulder (2)                         Albuquerque (2)

                                                       El Paso (2)
Col. Springs     KENTUCKY           Santa Fe           Ft. Worth (9)
Denver (7)

                 Lexington                             Houston (15)
Fort Collins     Louisville (3)     NORTH CAROLINA     Longview

                 Owensboro          Asheville          Lubbock
CONNECTICUT                         Charlotte (3)

                                                       Midland
Danbury          LOUISIANA          Durham             San Antonio (6)
Fairfield        Alexandria         Greensboro         Tyler
Hartford (3)     Baton Rouge (2)    Raleigh (3)        Waco
New Haven        Lafayette          Wilmington


                 Lake Charles       Winston-Salem      UTAH
DELAWARE

                 New Orleans (4)                       Orem
Wilmington (2)   Shreveport         OHIO


                                    Cincinnati (4)

                                                       VIRGINIA
FLORIDA          MARYLAND           Cleveland (4)      Charlottesville
Boca Raton       Annapolis (2)      Columbus (4)       Roanoke
Ft. Lauderdale (5)

                 Baltimore (6)                         Richmond (3)
Gainesville                         OKLAHOMA
                 Washington, D.C. (4)                  Washington, D.C. (9)
Jacksonville (3)                    Oklahoma City (3)


Miami (5)        MICHIGAN           Norman             WISCONSIN
Ocala            Detroit (5)        Tulsa              Appleton
Orlando (4)

                 Grand Rapids (2)                      Madison
Pensacola        Lansing            OREGON             Milwaukee (3)
Palm Beach (7)                      Portland           Oshkosh
Tallahassee
Tampa (3)

Warehousing and Distribution

      An important aspect of Tuesday Morning's success involves its ability to warehouse and distribute merchandise quickly and efficiently. Virtually all merchandise is received by Tuesday Morning at its central warehouse and distribution facilities in the Dallas, Texas metropolitan area, where it is inspected, counted, priced, ticketed and designated for individual stores. Tuesday Morning warehouses merchandise until shortly before each sale, at which time merchandise is distributed to individual Tuesday Morning stores, where it usually remains until sold at that sale or later sales. We generally carry similar merchandise in each of our stores. The amount of inventory carried by any single store varies depending upon the size and projected sales for that store. Consistent with our sales event strategy, we do not maintain replenishment inventory in our warehouse and distribution facilities. Restocking of merchandise occurs only in successive sales events or in scheduled merchandise shipments during a sales event, but does not occur in response to sales activity within individual stores.

      Tuesday Morning has an automated warehouse processing system which includes high-speed bar code scanners and radio frequency terminals installed in its forklifts which facilitate efficient sorting and loading of high merchandise volumes for immediate store delivery. With this technology, we can instantly locate a piece of merchandise within our 910,000 square feet of warehousing space. Tuesday Morning also utilizes third party warehousing in California and Illinois for forward staging of processed merchandise in order to reduce restocking lead times as well as to reduce the size of stock rooms in the areas where real estate costs are expensive and store sizes are relatively small. See "--Management Information Systems."

      Tuesday Morning utilizes a leased fleet of trucks and trailers to distribute merchandise to its stores. In addition, at peak stocking periods, Tuesday Morning uses common and contract carriers to distribute merchandise to stores.

Properties

      Tuesday Morning owns one store located adjacent to its corporate offices in the Dallas, Texas metropolitan area. All of our other stores are leased from unaffiliated parties. The leases for the stores open on December 31, 1998 provide for rentals which ranged from $1.88 to $22.56 per square foot per year, with an average annual rental of $8.50 per square foot. The annual rent per store is generally below $50,000 and store rent, as a percent of net sales, was 4.7% for the year ended December 31, 1998. At December 31, 1998, the remaining maturities of such leases ranged from three months to approximately ten years, with the average term of a store lease being approximately five years. New store leases typically include "kick clauses," which allow Tuesday Morning to exit the lease after 18 to 21 months after entering into the lease if the store does not achieve sales expectations or another location appears superior. These kick clauses, when combined with our inexpensive and portable store fixtures, provide Tuesday Morning with significant downside protection in opening new stores by allowing it to quickly and cheaply vacate a site that does not meet sales expectations. As a result, we seldom operate locations with negative store level operating income.

      Tuesday Morning owns approximately 400,000 square feet of building space in the Dallas, Texas metropolitan area. This space houses our corporate offices, our main warehouse distribution facility and one store. Tuesday Morning also leases 230,000 square feet of warehouse space in the same area and is currently negotiating the purchase of this warehouse. In addition, Tuesday Morning has entered into a five-year lease for 280,000 square feet of warehouse space in the same area which commenced in May 1997. Beginning August 1, 1999, Tuesday Morning has an option to lease an additional 282,000 square feet of warehouse space near its corporate headquarters. These current distribution facilities, supplemented with short term rentals for peak times each year, are considered adequate to meet warehouse space requirements for the next several years.

Management Information Systems

      We maintain a corporate local area network computer system which fully integrates purchase orders, imports, transportation, distribution, point of sale and financial systems. Tuesday Morning has invested over $11.5 million over the last seven years in computers, bar code scanners and radio frequency terminals, software programming and related equipment, technology and training. No significant expenditures for management information systems are anticipated in the foreseeable future.

      All of the hardware and software for our systems have been replaced or rewritten since 1992. As these systems were replaced or rewritten, they were designed to be Y2K compliant if available. Our distribution systems track inventory in each of our warehouses using bar coded labels and scanners which are linked through a radio frequency to an IBM 6000 computer and are connected to the corporate network.

      Product allocation is suggested by a sophisticated computer system and approved or overriden by the buyer responsible for the merchandise. Bar coded price tickets are attached to individual pieces of merchandise and bar coded carton labels are used for tracking merchandise to the stores. Daily sales information at the SKU level is collected at more than 1,100 IBM computer-based registers which are polled each evening to update the corporate systems. Sales information, inventory information, open to buy, and warehouse production information is distributed daily to all levels of management. Other reports are distributed to the individuals or groups that have responsibility for specific segments of the business. These reports are, however, available to anyone in management.

Trademarks and Tradenames

      We have registered the name "Tuesday Morning" as a service mark with the United States Patent and Trademark office.

Competition

      Tuesday Morning currently competes against a diverse group of retailers, including department and discount stores, which sell, among other products, home furnishing products similar and often identical to those Tuesday Morning sells and at times at reduced prices. Tuesday Morning also competes in particular markets with a substantial number of retailers that specialize in one or more types of home furnishing products that Tuesday Morning sells. Certain of these competitors have substantially greater financial resources that may increase their ability to purchase inventory at lower costs or to initiate and sustain predatory price competition.

      Unlike our competitors, which primarily offer continuing lines of merchandise, we offer changing lines of merchandise depending on availability at suitable prices. In addition, we distinguish ourselves from other retailers by using an event based selling strategy. Tuesday Morning is distinguishable from its competitors in several respects. Most retailers in the closeout retailing industry are either general merchandisers or focus on apparel, while Tuesday Morning's focus is on upscale home furnishings and related items. In addition, most closeout retailers focus on lower and middle income consumers, while Tuesday Morning generally caters to higher-income customers. Finally, unlike other closeout retailers which operate on a year-round basis, Tuesday Morning operates on an event sale basis. Tuesday Morning believes that its periodic schedule of openings creates a sense of urgency and excitement on the part of its customers because they know the store is only open for a short period of time and that the availability of merchandise in our stores is limited. We compete with other retail establishments by offering a higher proportion of new merchandise which provides the customer with a greater variety and selection of high quality merchandise at prices which we believe the customer will recognize as significant values.

Employees

      At December 31, 1998, Tuesday Morning employed 980 persons on a full-time basis and 3,229 individuals on a part-time basis. Our employees are not represented by any union. We have not experienced any work stoppage due to labor disagreements and we believe that our employee relations are good.

Legal Proceedings

      We are not aware of any legal proceedings pending or threatened against us that we expect would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

      The following tables set forth certain information with respect to the executive officers, directors and certain key employees of Tuesday Morning:

   Name                     Age                           Position
   ----                     ---                           --------
   Lloyd L. Ross...........  63 Chairman of the Board
   Jerry M. Smith..........  62 President, Chief Executive Officer and Director
   Mark E. Jarvis..........  47 Senior Vice President, Chief Financial Officer and Secretary
   G. Michael Anderson.....  46 Senior Vice President, Buying Group
   Duane A. Huesers........  43 Vice President, Finance
   Richard Nance...........  52 Vice President, Information Systems
   Karen Costigan..........  49 Vice President, Real Estate
   Andrew Paris............  40 Vice President, Store Operations
   William J. Hunckler,
    III....................  45 Director
   Benjamin D. Chereskin...  40 Director
   Robin P. Selati.........  32 Director

      Mr. Ross is the founder of Tuesday Morning. Until 1997, Mr. Ross devoted his full time to the organization and operation of Tuesday Morning. He served as Chairman of the Board and Chief Executive Officer from its incorporation in 1974 until 1997. On December 29, 1997, Mr. Ross resigned as Chief Executive Officer but continues to serve as Chairman of the Board. While Mr. Ross has provided consulting services to Tuesday Morning since 1997, he is expected to end his active involvement with Tuesday Morning in December 1999.

      Mr. Smith joined Tuesday Morning in 1984, was elected Vice President-- Advertising/ Public Relations and Store Operations in 1986 and was elected Senior Vice President--Advertising/Public Relations and Store Operations in 1989. He was elected Executive Vice President and appointed a director in November 1992. In September 1994, Mr. Smith was elected President and Chief Operating Officer. On December 29, 1997, Mr. Smith became Tuesday Morning's Chief Executive Officer.

      Mr. Jarvis joined Tuesday Morning in September 1992 as Senior Vice President and Chief Financial Officer. From 1988 to 1992, he served in several capacities, most recently as Vice President and Treasurer, for Pier 1 Imports, Inc., a specialty retailer.

      Mr. Anderson joined Tuesday Morning in September 1989 as a buyer. In 1991, he was appointed Vice President, Buying, Smallwares Division. Mr. Anderson was elected Senior Vice President, Buying Group in December 1996. Prior to joining Tuesday Morning, Mr. Anderson was a buyer for Affiliated Foods and Merchandise Manager for Fox-Meyer Drug Company.

      Mr. Huesers joined Tuesday Morning in 1992 as Vice President, Finance. Prior to joining Tuesday Morning, Mr. Huesers served as Senior Vice President and Chief Financial Officer of Bookstop, Inc., a chain of book superstores.

      Mr. Nance joined Tuesday Morning in 1992 as Vice President, Information Systems. Prior to joining Tuesday Morning, Mr. Nance was part of the information systems consulting group hired by Tuesday Morning in 1991.

      Ms. Costigan joined Tuesday Morning in 1982 as a Regional Manager of Store Operations, and became head of the real estate division in 1988. Ms. Costigan was elected Vice President, Real Estate in 1991. Prior to joining Tuesday Morning, Ms. Costigan was Assistant Managing Director of Lord & Taylor in Chicago and Dallas.

      Mr. Paris joined Tuesday Morning in 1990 as Regional Manager of Store Operations. He was elected Vice President, Store Operations in 1996. Prior to joining Tuesday Morning, Mr. Paris was Manager of Ramp Operations at People Express/Continental Airlines.

      Mr. Hunckler has served as a director of Tuesday Morning since December 29, 1997. Mr. Hunckler is a managing director of Madison Dearborn Partners, Inc. which he co-founded in 1993. Prior to 1993, Mr. Hunckler was with First Chicago Venture Capital for 13 years. Mr. Hunckler currently serves on the board of directors of Beverages and More, Inc., The Cornerstone Investments Group, Inc., NWL Holdings, Inc. and Peter Piper, Inc.

      Mr. Chereskin has served as a director of Tuesday Morning since December 29, 1997. Mr. Chereskin is a managing director of Madison Dearborn Partners, Inc. which he co-founded in 1993. Prior to 1993, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Beverages and More, Inc., The Cornerstone Investments Group, Inc., NWL Holdings, Inc. and Carrols Holdings Corporation.

      Mr. Selati has served as a director of Tuesday Morning since December 29, 1997. Mr. Selati is a managing director of Madison Dearborn Partners, Inc. and has been with the firm since 1993. His prior experience was with Alex. Brown & Sons Incorporated as a Financial Analyst in the consumer/retailing investment banking group. Mr. Selati currently serves on the board of directors of Peter Piper, Inc., NWL Holdings, Inc. and Carrols Holdings Corporation.

Executive Compensation

      Summary Compensation Table. The following table and accompanying explanatory footnotes include annual and long-term compensation information for
(i) Tuesday Morning's Chief Executive Officer and (ii) the next four highest paid executive officers who received total annual salary and bonus in excess of $100,000, for services rendered in all capacities during 1996, 1997 and 1998.

                                                                     Long Term
                                      Annual Compensation          Compensation
                               ---------------------------------- --------------- All Other
       Name and         Fiscal                     Other Annual                    Compen-
  Principal Position     Year   Salary   Bonus   Compensation (1) Options Granted sation (2)
  ------------------    ------ -------- -------- ---------------- --------------- ----------
Jerry M. Smith.........  1998  $475,000 $237,500       -0-                          $8,876
  President and Chief    1997   370,833   -0-      $13,333,267                      11,198
  Executive Officer      1996   300,000   -0-          -0-                           5,215

Mark E. Jarvis.........  1998  $198,875   -0-          -0-                          $6,210
  Senior Vice President  1997   182,250   -0-      $   376,312                       7,317
   and
  Chief Financial        1996   167,800   -0-          -0-                           5,370
   Officer

G. Michael Anderson....  1998  $228,750   -0-          -0-                          $6,210
  Senior Vice President  1997   210,000   -0-      $   104,996                       6,770
   (3)
                         1996   129,167   -0-          -0-                           3,815

Duane A. Huesers.......  1998  $158,125   -0-          -0-                          $5,805
  Vice President,        1997   142,104   -0-      $   101,279                       6,125
   Finance
                         1996   130,625   -0-          -0-                           4,377

Richard Nance..........  1998  $158,025   -0-          -0-                          $6,758
  Vice President,        1997   144,000   -0-      $    37,166                       6,545
  Information Systems    1996   134,142   -0-          -0-                           4,733

--------

(1) Amounts represent cash payments in lieu of option cancellations paid in connection with the recapitalization.

(2) The amounts indicated reflect the aggregate value of Tuesday Morning's contributions for each of the named executive officers to Tuesday Morning's 401(k) defined contribution plan, group term life insurance and Tuesday Morning's stock purchase plan.

(3) Mr. Anderson was promoted to the position of Senior Vice President, Buying Group, in December 1996.

      The following table sets forth certain information with respect to the options granted during 1998 to each executive officer of Tuesday Morning listed in the Summary Compensation Table above.

                                                          Potential Realized
                                                           Value at Assumed
                                                            Annual Rates of
                      Percent of                              Stock Price
                     Total Options                            Appreciation
                      Granted to   Exercise or            for Option Term (1)
            Options  Employees in  Base Price  Expiration ---------------------
 Name      Granted #  Fiscal Year     $/Sh        Date     5% ($)     10% ($)
 ----      --------- ------------- ----------- ---------- ---------- ----------
Mr. Smith     -0-         --           --             --         --        --
Mr.
 Jarvis                   9.5                  12/29/2002 $ 18,736      47,479
Mr.
 Anderson                14.3                  12/29/2002     28,104    71,220
Mr.
 Huesers                  4.8                  12/29/2002      9,368    23,741
Mr. Nance                 4.8                  12/29/2002      9,368    23,741

--------

(1) These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the shares of the common stock.

      The following table sets forth certain information with respect to the options exercised by the executive officers named above during 1998 or held by such persons at year end.

                                                                Value of Unexercised
                                      Number of Unexercised   In-the-Money Options (2)
             Shares                 Options at Dec. 31, 1998      at Dec. 31, 1998
            Acquired      Value     ------------------------- -------------------------
 Name      on Exercise Realized (1) Exercisable Unexercisable Exercisable Unexercisable
 ----      ----------- ------------ ----------- ------------- ----------- -------------
Mr. Smith
Mr.
 Jarvis
Mr.
 Anderson
Mr.
 Huesers
Mr. Nance

--------

(1) The named executives exercised options to purchase stock during 1998 but have not sold the shares purchased. The "Value Realized" is calculated
    based on an assumed offering price of $    per share.

(2) Based on an assumed offering price of $    per share.

Committees of Board of Directors

      Following this offering, the Board of Directors of Tuesday Morning will have an Audit Committee and a Compensation Committee. The Audit Committee will select and engage, on behalf of Tuesday Morning, the independent public accountants to audit its annual financial statements, and will review and approve the planned scope of the annual audit. The Compensation Committee will establish remuneration levels for certain officers of Tuesday Morning and will perform such functions as provided under its employee benefit programs and executive compensation programs.

Compensation Plans

      Tuesday Morning adopted the 1997 Long-Term Equity Incentive Plan (the "Stock Option Plan") at the closing of the December 1997 recapitalization, which provides for the grant of non-qualified and incentive options and stock appreciation rights. The Stock Option Plan is intended to enable Tuesday Morning to provide certain directors, officers, key employees and certain other key individuals who perform services for Tuesday Morning with incentives to maximize shareholder values and to enable Tuesday Morning to attract and retain the best available persons for positions of substantial responsibility. A total of shares of common stock have been authorized for issuance under the Stock Option Plan.

      In March 1999, the Board of Directors of Tuesday Morning adopted an employee stock purchase plan which will allow, starting in June 1999, eligible employees to purchase shares of common stock through payroll deductions. Employees may contribute up to 10% of their annual compensation up to a maximum of $10,000 per year. Tuesday Morning will match and contribute 25% of the amount contributed by the employee to his account in the purchase plan. The number of shares of common stock which Tuesday Morning may offer to participants under the purchase plan is not limited. Tuesday Morning may purchase shares of common stock in open market transactions to offer under the purchase plan.

Consulting and Employment Agreements

      On December 29, 1997, Lloyd L. Ross, Tuesday Morning's founder, entered into a two-year consulting and non-competition agreement which provides that he will serve as Chairman of the Board of Tuesday Morning Board of Directors and will facilitate its relationships with third parties and suppliers. Mr. Ross' consulting agreement provides for annual compensation of $250,000 per year with an expected time commitment of 60 days per year. The consulting agreement also contains noncompetition and nonsolicitation covenants and confidentiality provisions. The noncompetition covenants restrict Mr. Ross from competing against Tuesday Morning until December 2002 in any geographic area in which Tuesday Morning conducts business.

      On December 29, 1997, Jerry M. Smith, Tuesday Morning's President since 1994, entered into a three-year employment agreement which provides that he will serve as Tuesday Morning's President and Chief Executive Officer as well as a director. Mr. Smith receives an annual base salary of $475,000 per year, subject to possible increases, and a maximum annual bonus of up to 50% of his base salary. Mr. Smith's employment agreement also contains noncompetition and nonsolicitation covenants and confidentiality provisions. The noncompetition covenants restrict Mr. Smith from competing against Tuesday Morning until December 2003 in any geographic area in which Tuesday Morning conducts business. See "Risk Factors--Loss of Key Personnel Could Adversely Affect Our Business."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since 1994, Lloyd L. Ross, an executive officer and director of Tuesday Morning, has borrowed funds from Tuesday Morning from time to time. Mr. Ross's borrowings had a balance, including accrued interest, of approximately $3,144,000 as of December 31, 1998. In 1992, Jerry M. Smith, an executive officer and director of Tuesday Morning, received a loan for the purchase of common stock which, including accrued interest, had a balance of approximately $201,000 as of December 31, 1998. On December 29, 1997, the maturity date of each such loan was extended to December 2004 except in certain circumstances described below. In addition, the interest rate of each such loan was changed from the prime rate of interest to the mid-term applicable federal rate as defined in Internal Revenue Code Section 1274(d).

      In the recapitalization, Messrs. Ross and Smith, together with Mark E. Jarvis, G. Michael Anderson, Duane A. Huesers, Richard Nance and certain other members of the Company's management (the "Management Group") invested, in the aggregate, $7.5 million in shares of junior preferred stock and common stock of Tuesday Morning. Prior to such recapitalization, the Management Group contributed shares of common stock to a corporation formed to merge into Tuesday Morning (the "Merger Sub") having the following deemed values in the recapitalization: approximately $5.5 million for Mr. Ross; approximately $1.3 million for Mr. Smith; approximately $0.2 million for Mr. Jarvis; approximately $0.1 million for Mr. Anderson; approximately $0.1 million for Mr. Huesers; approximately $0.1 million for Mr. Nance; and a total of approximately $0.3 million from the other members of the Management Group.

      In the recapitalization, Mr. Ross's ownership position in the Merger Sub
was converted into       shares of Tuesday Morning's common stock (representing
approximately 5.5% of the total outstanding immediately after the recapitalization) and approximately $5.2 million liquidation preference of Tuesday Morning's junior redeemable preferred stock. On December 29, 1997 Mr. Ross entered into a Term Put Agreement with Tuesday Morning and Madison Dearborn which provides him with the right, 24 months after the closing of the acquisition, to put his junior redeemable preferred stock to Tuesday Morning or Madison Dearborn for an amount equal to liquidation value plus any accrued but unpaid dividends. In conjunction with the offerings, Mr. Ross' shares of junior redeemable preferred stock will be redeemed and his loan to Tuesday Morning will be repaid.

      In the recapitalization, Mr. Smith's ownership position in the Merger Sub
was converted into       shares of common stock (representing approximately
1.3% of the total outstanding immediately after the recapitalization) and approximately $1.2 million liquidation value of the junior perpetual preferred stock. On December 29, 1997 Mr. Smith entered into an Employment Put Agreement with Tuesday Morning which provides him with the right to require Tuesday Morning to repurchase approximately 76% of the shares of common stock and junior perpetual preferred stock held by him (i) at any time on or after December 31, 2000 or (ii) prior to December 31, 2000 under certain circumstances, including the termination of his employment without cause and his death, permanent disability or incapacity. Under Mr. Smith's Employment Put Agreement, Tuesday Morning will have the option to pay the purchase price for Mr. Smith's securities for consideration consisting of 25% in cash and 75% in the form of a subordinated promissory note payable in three equal annual installments, subject to corporate law restrictions and restrictions contained in the senior credit facility, the indenture and the certificate of designation. In conjunction with the offerings, Mr. Smith's shares of junior redeemable preferred stock will be redeemed and his loan to Tuesday Morning will be repaid.

      In the recapitalization, the ownership position in the Merger Sub of the rest of the Management Group, including those of Messrs. Jarvis, Anderson, Heusers and Nance, was converted into shares of common stock and junior
perpetual preferred stock. Members of management received       shares of
common stock in connection with the recapitalization. They also received shares of junior perpetual preferred stock having liquidation values, in the aggregate, of $0.7 million.

      As a result of the transactions described above, following the recapitalization, the Management Group owned, in the aggregate, 5,204,072 shares of the junior redeemable preferred stock, 1,929,763 shares of the junior
perpetual preferred stock and       shares of common stock.

      In the December 1997 recapitalization, Madison Dearborn acquired shares of common stock representing approximately 85.8% of common stock outstanding immediately after the recapitalization (approximately 77.2% on a fully diluted basis) and shares of the junior redeemable preferred stock having a liquidation value of approximately $80.8 million for an aggregate purchase price of $85.4 million. Madison Dearborn renders certain management and advisory services to Tuesday Morning for which it receives a fee in the amount of $350,000 per year.

      In connection with the recapitalization, Madison Dearborn, the Management Group and Tuesday Morning entered into a Stockholders Agreement which provides for, among other things, certain restrictions on the transfer of the junior redeemable preferred stock, the junior perpetual stock and the common stock held by the Management Group (collectively, the "Management Shares"), the right of Tuesday Morning to sell or cause to be sold all or a portion of the Management Shares in connection with a sale of Tuesday Morning, the right of Tuesday Morning to repurchase certain shares of common stock and options held by any member of the Management Group upon the termination of such member's employment for cause, certain rights by the Management Group to participate in certain sales of common stock by Madison Dearborn under certain circumstances, certain demand registration rights in favor of Madison Dearborn by which it may cause Tuesday Morning to register all or part of the common stock held by it under the Securities Act, and certain "piggyback" registration rights in favor of Madison Dearborn and the Management Group. These restrictions (other than the repurchase rights upon a member of the Management Group's termination for cause) will terminate upon the consummation of the offerings; however, the registration rights will continue to be in effect.

      In connection with the recapitalization, Tuesday Morning canceled all of its outstanding options and paid the option holders an amount in cash equal to the product of (i) $25 per share minus the exercise price of such option and
(ii) the number of shares of common stock subject to the option. Mr. Ross received $9,742,500, Mr. Smith received $13,333,267, Mr. Jarvis received $376,312, Mr. Andersen received $104,996, Mr. Huesers received $101,279 and Mr. Nance received $37,176 as a result of these option repurchases.

      In March 1999, Tuesday Morning offered to exchange all of its shares of junior redeemable preferred stock and junior perpetual preferred stock for shares of its common stock, subject to the consummation of the offerings. Holders of $90.2 million of junior redeemable preferred stock and $0.6 million of junior perpetual preferred stock (such amounts represent these shares' liquidation value plus accrued but unpaid dividends) elected to exchange their shares of preferred stock for a number of shares of common stock equal to such amount divided by the per share offering price of the common stock offered in the offerings, net of underwriting discount. Holders of $5.8 million of junior redeemable preferred stock and $1.6 million of junior perpetual preferred stock have elected not to exchange their shares for common stock. Tuesday Morning will redeem these shares in connection with the offerings for a redemption price equal to approximately $1,117 per share (the shares' liquidation value plus accrued but unpaid dividends).

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of Tuesday Morning's common stock as of March 1, 1999, and as adjusted to reflect the sale of the common stock being offered hereby (assuming no exercise of the underwriters' over-allotment options) by (1) each person (or group of affiliated persons) who is known by Tuesday Morning to own beneficially more than 5% of the common stock, (2) each of Tuesday Morning's directors, (3) each of Tuesday Morning's executive officers, (4) all directors and executive officers of Tuesday Morning as a group and (5) the selling shareholders. Except as otherwise noted and subject to community property laws, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them.

                          Shares Beneficially                  Shares Beneficially
                              Owned Before                          Owned After
                            the Offerings (1)                      the Offerings
                          ----------------------  Shares Being ----------------------
Name                       Number      Percent      Offered     Number      Percent
----                      ---------   ----------  ------------ ---------   ----------
Madison Dearborn Capital
 Partners II, L.P.
 Three First National
  Plaza
 Chicago, IL 60602

Lloyd L. Ross (2).......

Jerry M. Smith..........

Mark E. Jarvis..........                        *

G. Michael Anderson.....                        *

Duane A. Huesers........                        *

Richard Nance...........                        *

Benjamin D. Chereskin
 (3)....................         --           --

William J. Hunckler, III
 (3)....................         --           --

Robin P. Selati (3).....         --           --

All directors and
 executive officers as a
 group (9 persons)......

Merrill Lynch & Co. ....

Ares Leveraged
 Investment Fund, L.P...

--------

 * Denotes ownership of less than one percent.

(1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 1, 1999. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. Such shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

(2) The address of Mr. Ross is the address of Tuesday Morning.

(3) All of the shares indicated are held of record by Madison Dearborn Capital Partners II, L.P. Messrs. Chereskin, Hunckler and Selati are managing directors of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Partners, L.P., which in turn is the general partner of Madison Dearborn Capital Partners II, L.P., and therefore may be deemed to beneficially own the shares owned by Madison Dearborn Capital Partners II, L.P. Messrs. Chereskin, Hunckler and Selati disclaim beneficial ownership of such shares. The address of each of Messrs. Chereskin, Hunckler and Selati is Three First National Plaza, Chicago, Illinois 60602.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of Tuesday Morning currently consists of shares, of which (1) 10,000,000 shares are designated as common stock, $.01 par value per share; (2) 1,000,000 shares are designated as senior exchangeable redeemable preferred stock, $.01 par value per share; (3) 150,000 shares are designated as junior redeemable preferred stock, $.01 par value per share; and
(4) 2,500 shares are designated as junior perpetual preferred stock, $.01 par
value per share. As of February 28, 1999, there were (1)     shares of common
stock issued and outstanding; (2)     shares of senior exchangeable redeemable
preferred stock issued and outstanding; (3)     shares of junior redeemable
preferred stock issued and outstanding; and (4)     shares of junior perpetual
preferred stock issued and outstanding. In addition, as of February  , 1999, a
total     shares of common stock were reserved for issuance upon exercise of outstanding options. All of the shares of our preferred stock will be redeemed or converted into common stock upon the completion of the offerings. See "Use of Proceeds." Our board of directors and shareholders have approved an amendment to our certificate of incorporation, subject to the completion of the offerings and the redemption of our preferred stock, which will simplify our capital structure. After the filing of this amendment with the Secretary of
State of Delaware, our authorized capital stock will consist of     million
common stock, $.01 par value and     million shares of preferred stock, $.01
par value.

      The following summary description of Tuesday Morning's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to Tuesday Morning's certificate of incorporation and by-laws, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

      Holders of shares of common stock are entitled to one vote for each share held of record on any matter submitted to the holders of common stock for a vote and do not have cumulative voting rights. All shares of common stock outstanding are fully paid and nonassessable, and all of the shares of common stock to be outstanding upon completion of the offerings will be fully paid and nonassessable. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to Tuesday Morning, holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of the liquidation, dissolution or winding up of Tuesday Morning, holders of common stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of Tuesday Morning's debts and liabilities and the liquidation preference of any outstanding preferred stock. The shares of common stock are neither redeemable nor convertible, and the holders of common stock have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Tuesday Morning.

Preferred Stock

      Tuesday Morning's certificate of incorporation authorizes its board of directors, subject to any limitations prescribed by law, to issue shares of preferred stock in one or more series without shareholder approval. Each such series of preferred stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of Tuesday Morning's outstanding voting stock. As previously discussed, all of our currently outstanding shares of preferred stock will be redeemed or converted upon the completion of the offerings, and we have no present plans to issue any new shares of preferred stock. See "Risk Factors--Our Certificate of Incorporation and By-Laws May Have an Anti-Takeover Effect" and "Use of Proceeds."

Registration Rights

      Pursuant to a Stockholders Agreement dated December 29, 1997, among Madison Dearborn, the Management Group and Tuesday Morning, Tuesday Morning granted to such shareholders "piggyback" registration rights. Tuesday Morning, Madison Dearborn and the initial purchasers of Tuesday Morning's units (each unit consisting of one share of senior exchangeable preferred stock and one share of common stock) entered into a Common Stock Registration Rights Agreement on December 27, 1997. Under the terms of this agreement, holders of common stock acquired in the units offering and their transferees were granted piggyback registration rights and one demand registration right. The holders of these shares of common stock may demand registration of their shares after the first registered secondary offering by Madison Dearborn if holders owning 25% of more these shares so request. Tuesday Morning is obligated to pay for one demand registration by these holders.

Delaware Takeover Statute

      In April 1999, Tuesday Morning's shareholders approved an amendment to its certificate of incorporation so that Tuesday Morning will not be subject to
Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an interested shareholder for three years following the date of the transaction on which an interested shareholder became such, unless the interested shareholder attained such status with the approval of the board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested shareholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. Under the provisions of Section 203, Tuesday Morning will continue to be subject to Section 203 until April 2000.


Limitation on Liability and Indemnification of Officers and Directors

      Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

      Our certificate of incorporation and by-laws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to Tuesday Morning, which may include services in connection with takeover defense measures.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C. Its address is 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, and its telephone number at this location is (214) 965-2235.

Listing

      We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "TUES."

                        SHARES ELIGIBLE FOR FUTURE SALE

      There was no public market for our common stock immediately before the offerings. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for our common stock. After the offerings are completed, the number of shares available for future sale into the public markets will be restricted by legal and contractual restrictions, certain of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that such sales could occur, which could adversely affect the prevailing market price for our common stock.

      As of March 15, 1999, approximately     shares of common stock were
issued and outstanding and     shares of common stock were reserved for
issuance on exercise of     outstanding options.

      The     shares of common stock being offered by this prospectus may be freely sold in the public market without restriction under the Securities Act, except for shares purchased by "affiliates" of Tuesday Morning within the meaning of Rule 144 under the Securities Act. The remaining outstanding shares of our common stock may be resold, after termination of certain contractual restrictions, in transactions exempt from the registration requirements of the Securities Act (pursuant to Rule 144 or Rule 701 under the Securities Act or otherwise) or pursuant to a registration statement filed under the Securities Act covering the sale of such securities. In connection with the offerings, all holders of registration rights have agreed not to exercise such rights until at
least     days after the date of this prospectus.

      Our officers and directors, Madison Dearborn Capital Partners II, L.P. and certain other shareholders have executed lock-up agreements that limit their ability to sell common stock. The lock-up agreements provide that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, the persons executing the lock-up agreements will not, until at least 180 days after the date of this prospectus, directly or indirectly, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by any such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing or (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

      Rule 144 under the Securities Act is a non-exclusive exemption from the registration requirements of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted securities" for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding (which will equal
approximately    shares immediately after this offering) or (ii) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on form 144 with respect to such sale. Sales under Rule 144 are also subject to certain other requirements regarding manner of sale, notice and availability of current public information about Tuesday Morning.

      Under Rule 144(k), a person who is not deemed to have been an affiliate of Tuesday Morning at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of securities originally issued by Tuesday Morning prior to the date of this prospectus to its employees, directors, officers, consultants or advisers under written compensatory benefit plans or contracts relating to the compensation of such persons. Securities issued in reliance on Rule 701 are "restricted" shares and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to any lock-up agreements.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                 FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

      The following is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of common stock generally applicable to non-United States holders. Subject to the discussion below under "Estate Tax," a non-United States holder is any beneficial owner of common stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986. This discussion is based on the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-United States holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of any particular tax treaty. Further, it does not consider non-United States holders subject to special tax treatment under the United States federal income tax laws including banks, insurance companies, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction." Prospective investors are urged to consult their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of common stock.

Dividends

      Subject to the discussion below (including the discussion of backup withholding), any dividend paid to a non-United States holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by any applicable tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an applicable tax treaty, under current United States Treasury Regulations Tuesday Morning ordinarily will presume that dividends paid to a holder with an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under such regulations, dividends paid to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a non-United States holder and will not be subject to the 30% withholding tax, unless Tuesday Morning has actual knowledge that the holder is a non-United States holder. Under final United States Treasury Regulations, effective January 1, 2000, however, a non-United States holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the non-United States holder file with Tuesday Morning a United States Internal Revenue Service Form W-8 which provides the holder's name and address.

      Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by such non-United States holder (or, if a tax treaty applies attributable to a permanent establishment in the United States maintained by such non-United States holder) are exempt from withholding tax if the non-United States holder files an IRS Form 4224 (and, generally for payments made after December 31, 1999, a Form W-
8) with the payor. However, such effectively connected dividends are subject to regular United States federal income tax in the same manner as if the non-United States holder were a United States person for United States federal income tax purposes. Effectively connected dividends received by a corporate non-United States holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate non-United States holder's effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      A non-United States holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

      A non-United States holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of common stock unless: (1) such gain is effectively connected with a United States trade or business of the non-United States holder (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by such non-United States holder); (2) the non-United States holder is an individual who holds the common stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs, and certain other conditions are met; (3) the non-United States holder is an individual subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates; or (4) Tuesday Morning is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. Tuesday Morning believes that it is not and has never been, and Tuesday Morning does not believe that it will become, a "United States real property holding corporation" for United States federal income tax purposes.

Backup Withholding and Information Reporting

      Generally, Tuesday Morning must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

      For payments made before January 1, 2000, backup withholding generally will not apply to dividends paid to holders at an address outside the United States (unless Tuesday Morning has knowledge that the holder is a United States person). Unless Tuesday Morning has actual knowledge that a holder is a non-United States holder, dividends paid during such period to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder (i) is not a corporation or other "exempt recipient" as defined in Treasury Regulations and (ii) fails to provide a correct taxpayer identification number and other information to Tuesday Morning. For payments made after December 31, 1999, a non-United States holder that is not an "exempt recipient" generally will be subject to backup withholding at a rate of 31%, rather than the withholding at a 30% rate or lower treaty rate discussed above, unless such non-United States holder certifies as to its foreign status (which certification may be made on IRS Form W-8).

      Proceeds from the disposition of common stock by a non-United States holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless such non-United States holder certifies under penalties of perjury as to, among other things, its address and status as a non-United States holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if such broker is, for United States federal income tax purposes, a United States person, a "controlled foreign corporation," a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or, for payments after December 31, 1999, a partnership with certain connections to the United States, information reporting (but not backup withholding) will apply unless (1) such broker has documentary evidence in its files that the holder is a non-United States holder and certain other conditions are met or (2) the holder otherwise establishes an exemption. Under final United States Treasury Regulations, effective January 1, 2000, a non-United States holder generally would not be subject to backup withholding if the beneficial owner certifies to such owner's foreign status on a valid Form W-8 filed with Tuesday Morning.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

Estate Tax

      An individual non-United States holder who is treated as the owner of common stock at the time of such individual's death or has made certain lifetime transfers of an interest in common stock will be required to include the value of such common stock in such individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "non-United States holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and William Blair & Company, L.L.C. are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among Tuesday Morning, the selling shareholders and the U.S. underwriters, and concurrent with the sale of shares of common stock to the international managers referred to below, Tuesday Morning and the selling shareholders have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Tuesday Morning and the selling shareholders the number of shares of common stock set forth opposite its name below.

                                                                       Number of
          U.S. Underwriters                                             Shares
          -----------------                                            ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...........................................
     William Blair & Company, L.L.C. ................................
                                                                          ---
          Total......................................................
                                                                          ===

      Tuesday Morning and the selling shareholders have also entered into an international purchase agreement with certain international managers, which are underwriters outside the United States and Canada. Merrill Lynch International and William Blair & Company are acting as lead managers for the international managers. Subject to the terms and conditions set forth in the international
purchase agreement, and concurrently with the sale of     shares of common
stock to the U.S. underwriters pursuant to the U.S. purchase agreement, Tuesday Morning and the selling shareholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase from
Tuesday Morning and the selling shareholders, an aggregate of     shares of
common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

      In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

      The U.S. representatives have advised Tuesday Morning and the selling shareholders that the U.S. underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a
concession not in excess of $   per share of common stock. The U.S.
underwriters may allow, and such dealers may reallow, a discount not in excess
of $   per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

      Certain selling shareholders have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to
purchase up to an aggregate of     additional shares of common stock at the
initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise the option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise the option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table. Certain selling shareholders also have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of      additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

      The following table shows the per share and total public offering price and underwriting discount to be paid by Tuesday Morning and the selling shareholders to the U.S. underwriters and the international managers, and the proceeds before expenses to Tuesday Morning and the selling shareholders. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                   Total  Total
                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
Public offering price......................................  $      $      $
Underwriting discount......................................
Proceeds, before expenses, to Tuesday Morning..............
Proceeds to the selling shareholders.......................

      The expenses of the offerings (exclusive of the underwriting discount) are estimated at $750,000 and are payable by Tuesday Morning.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

      We, our officers and directors, Madison Dearborn Capital Partners II, L.P. and certain other shareholders have agreed, subject to certain exceptions, not to directly or indirectly (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by any such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing or (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly,the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the U.S. underwriters and the international managers for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

      Prior to the offerings, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors to be considered in determining the initial public offering price will be:

     .  prevailing market conditions;

     . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

     .  certain of our financial information;

     . our history and our prospects and the industry in which we compete;

     .  an assessment of our management;

     .  our past and present operations;

     .  the prospects for, and timing of, our future revenues;

     .  the present state of our development; and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offerings at or above the initial public offering price.

      We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "TUES."

      Tuesday Morning and certain selling shareholders have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect thereof.

      Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. underwriters and the international managers and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

      If the U.S. underwriters and the international managers create a short position in the common stock in connection with the offerings, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

      The representatives may also impose a penalty bid on certain U.S. underwriters and the international managers and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the U.S. underwriters' and the international managers' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the U.S. underwriters and the international managers and selling group members who sold those shares as part of the offerings.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither we nor any of the U.S. underwriters or the international managers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the U.S. underwriters or the international managers make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Merrill Lynch acted as an initial purchaser in our senior subordinated note offering in 1997. Merrill Lynch received customary fees for its services as initial purchaser.

      Merrill Lynch owns 15,000 shares of our senior exchangeable redeemable
preferred stock and      shares of our common stock. Merrill Lynch's ownership
represents less than 10% of our outstanding preferred stock and less than 10% of our outstanding common stock. In connection with this offering, we will redeem all of the senior exchangeable redeemable preferred stock held by
Merrill Lynch. In addition, Merrill Lynch plans to sell     shares of our
common stock as a selling shareholder in the offerings. See "Use of Proceeds" and "Principal and Selling Shareholders." In addition, Merrill Lynch is an agent under our senior credit facility. None of the net proceeds of the offerings will be used to repay any portion of our indebtedness under the senior credit facility. See "Use of Proceeds." In accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., no qualified independent underwriter is required to establish the price of the common stock offered hereby as a result of these relationships with Merrill Lynch.

                                 LEGAL MATTERS

      The validity of the common stock offered hereby is being passed upon by Crouch & Hallett, L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the U.S. underwriters and the international managers by Vinson & Elkins L.L.P.

                                    EXPERTS

      The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by KPMG LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      Tuesday Morning has filed with the SEC a registration statement on Form S-1 (together with all amendments and exhibits, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The registration statement and the exhibits and schedules to the registration statement may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the SEC after payment of fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC and provide our shareholders with annual reports containing audited consolidated financial statements. Reports, proxy statements and other information filed by us can be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Attrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the SEC. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock will be quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Tuesday Morning may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                          TUESDAY MORNING CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page No.
                                                                      --------
Reports of Independent Public Accountants............................   F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997.........   F-4

Consolidated Statements of Operations for the years ended December
 31, 1998, 1997 and 1996.............................................   F-5

Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1998, 1997 and 1996....................................   F-6

Consolidated Statements of Cash Flows for the years ended December
 31, 1998, 1997 and 1996.............................................   F-7

Notes to Consolidated Financial Statements for the years ended
 December 31, 1998, 1997 and 1996....................................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Tuesday Morning Corporation:

      We have audited the accompanying consolidated balance sheet of Tuesday Morning Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tuesday Morning Corporation and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Dallas, Texas
February 12, 1999

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors and Shareholders of Tuesday Morning Corporation:

      We have audited the accompanying consolidated balance sheet of Tuesday Morning Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tuesday Morning Corporation and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP
Dallas, Texas
February 20, 1998

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (In thousands, except for share data)

                                                             December 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
ASSETS
Current assets:
 Cash and cash equivalents..............................  $  20,282  $  23,501
 Inventories............................................     96,743     99,187
 Prepaid expenses.......................................      1,114      1,059
 Other current assets...................................        466        592
 Deferred income taxes (note 3).........................        354        --
                                                          ---------  ---------
Total current assets....................................    118,959    124,339
                                                          ---------  ---------
Property and equipment, at cost (notes 4 & 5)...........     60,355     61,612
 Less accumulated depreciation & amortization...........    (36,263)   (30,972)
                                                          ---------  ---------
  Net property and equipment............................     24,092     30,640
                                                          ---------  ---------
Other assets, at cost:
 Due from officers (note 6).............................      3,345      3,643
 Deferred financing costs...............................      8,452      9,629
 Other assets...........................................        471        673
                                                          ---------  ---------
Total assets............................................  $ 155,319  $ 168,924
                                                          =========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Installments of mortgages (note 5).....................  $   1,021  $   1,021
 Installments of notes payable (note 7).................      3,398      1,350
 Installments of capital lease obligation (note 5)......        161        383
 Accounts payable.......................................     23,081     22,253
 Accrued liabilities
 Sales taxes............................................      3,039      2,812
 Interest expense.......................................      2,195        146
 Recapitalization expenses (note 1).....................        --      30,279
 Other..................................................      6,712      4,807
 Deferred income taxes (note 3).........................        --          55
 Income taxes payable (note 3)..........................      8,845        --
                                                          ---------  ---------
  Total current liabilities.............................     48,452     63,106
                                                          ---------  ---------
Mortgages on land, buildings and equipment (note 5).....      2,552      3,573
Notes payable, excluding current installments (note 7)..    198,065    208,650
Deferred income taxes (note 3)..........................      2,209      2,771
Dividends payable on Jr. Preferred......................      7,435         39
                                                          ---------  ---------
  Total liabilities.....................................    258,713    278,139
                                                          ---------  ---------
Senior exchangeable redeemable preferred stock, (note 8)
 par value $.01 per share, authorized 1,000,000 shares,
 283,891 issued at December 31, 1998; aggregate
 liquidation preference $28,558 250,000 issued at
 December 31, 1997; aggregate liquidation preference
 $25,000................................................     28,231     24,661
Junior redeemable preferred stock, par value $.01 per
 share, authorized 150,000 shares, 85,998 issued at
 December 31, 1998 and December 31, 1997; aggregate
 liquidation preference $85,998 (note 8)................     85,998     85,998
Commitments and contingencies (notes 7, 10, 12, 14, and
 15)
Shareholders' equity (note 9)
 Junior perpetual preferred stock, authorized 2,500
  shares, 1,930 issued at December 31, 1998 and
  December 31, 1997; par value $.01 per share; aggregate
  liquidation preference $1,930.........................      1,930      1,930
 Common stock par value $.01 per share, authorized
  10,000,000 shares; issued 3,794,826 shares at
  December 31, 1998 and 3,749,993 at December 31,1997...         38         37
 Additional paid-in capital.............................      5,651      5,587
 Retained deficit.......................................   (225,242)  (227,428)
                                                          ---------  ---------
  Total shareholders' equity............................   (217,623)  (219,874)
                                                          ---------  ---------
  Total liabilities and shareholders' equity............  $ 155,319  $ 168,924
                                                          =========  =========

          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)

                                           Years Ended December 31,
                                          ----------------------------
                                            1998      1997      1996
                                          --------  --------  --------
Net sales...............................  $396,095  $327,307  $256,756
Cost of sales...........................   257,037   208,432   165,189
                                          --------  --------  --------
  Gross profit..........................   139,058   118,875    91,567
Selling, general and administrative
 expenses...............................    94,843    82,939    71,167
Recapitalization fees and expenses (note
 1).....................................       129    33,960       --
                                          --------  --------  --------
  Total expenses........................    94,972   116,899    71,167
                                          --------  --------  --------
  Operating income......................    44,086     1,976    20,400
                                          --------  --------  --------
Other income (expense):
  Interest income.......................       441       325       275
  Interest expense......................   (25,619)   (3,215)   (2,767)
  Gain on sale of land..................     1,329       --        --
  Other income..........................     1,123       596       600
                                          --------  --------  --------
                                           (22,726)   (2,294)   (1,892)
                                          --------  --------  --------
  Income (loss) before income taxes.....    21,360      (318)   18,508
Income tax expense (note 3).............     8,208     3,246     6,992
                                          --------  --------  --------
  Net income (loss).....................    13,152    (3,564)   11,516
  Less: Dividends on and accretion of
   preferred stocks.....................   (10,966)      (57)      --
                                          --------  --------  --------
  Net income (loss) available to common
   shareholders.........................  $  2,186  $ (3,621) $ 11,516
                                          ========  ========  ========
Net income (loss) per common share:
  Basic.................................  $    .58     (1.49)      .13
                                          ========  ========  ========
  Diluted...............................  $    .55     (1.49)      .13
                                          ========  ========  ========
Weighted average number of common shares
 and common share equivalents
 outstanding:
  Basic.................................     3,767     9,342     9,348
  Diluted...............................     3,975     9,342     9,348


          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 Years ended December 31, 1998, 1997, and 1996
                                 (In thousands)

                                                         Junior
                                                        Perpetual
                                                        Preferred
                           Common Stock    Additional     Stock     Retained   Treasury Stock      Total
                          ---------------   Paid-In   ------------- Earnings   --------------  Shareholders'
                          Shares   Amount   Capital   Shares Amount (Deficit)  Shares Amount      Equity
                          -------  ------  ---------- ------ ------ ---------  ------ -------  -------------
Balance at December 31,
 1995...................   12,216  $ 122    $18,236    --    $  --  $  47,318   (412) $(2,028)   $  63,648
Net income..............      --     --         --     --       --     11,516    --       --        11,516
Shares exercised in
 connection with
 Employee Stock Option
 Plan...................       56      1        382    --       --        --     --       --           383
Treasury shares sold in
 connection with Stock
 Purchase Plan..........      --     --         (19)   --       --        --     --       --           (19)
                          -------  -----    -------    ---   ------ ---------   ----  -------    ---------
Balance at December 31,
 1996...................   12,272    123     18,599    --       --     58,834   (412)  (2,028)      75,528
Net loss................      --     --         --     --       --     (3,564)   --       --        (3,564)
Exercise of options.....       77      1        519    --       --        --     --       --           520
Shares exercised in
 connection with
 Employee Stock Option
 Plan...................       86      1        416    --       --        --     --       --           417
Treasury shares sold in
 connection with Stock
 Purchase Plan..........      --     --        (114)   --       --        --     --       --          (114)
Redeem shares from
 shareholders...........  (12,435)  (125)   (19,153)   --       --   (282,641)   412    2,028     (299,891)
Issuance of common
 shares.................    3,500     35      4,965    --       --        --     --       --         5,000
Issuance of junior
 perpetual preferred
 shares.................      --     --         --       2    1,930       --     --       --         1,930
Issuance of common
 shares to senior
 preferred
 shareholders...........      250      2        355    --       --        --     --       --           357
Dividends on junior
 preferred stocks.......      --     --         --     --       --        (39)   --       --           (39)
Dividends on senior
 exchangeable redeemable
 preferred stock........      --     --         --     --       --        (18)   --       --           (18)
                          -------  -----    -------    ---   ------ ---------   ----  -------    ---------
Balance at December 31,
 1997...................    3,750     37      5,587      2    1,930  (227,428)     0        0    (219,874)
Net income..............      --     --         --     --       --     13,152    --       --        13,152
Dividends on junior
 preferred stocks.......      --     --         --     --       --     (7,396)   --       --        (7,396)
Dividends on senior
 exchangeable redeemable
 preferred stock........      --     --         --     --       --     (3,540)   --       --        (3,540)
Accretion of discount on
 senior preferred
 stock..................      --     --         --     --       --        (30)   --       --           (30)
Shares exercised in
 connection with
 Employee Stock Option
 Plan...................       45      1         64    --       --        --     --       --            65
                          -------  -----    -------    ---   ------ ---------   ----  -------    ---------
Balance at December 31,
 1998...................    3,795  $  38    $ 5,651      2   $1,930 $(225,242)     0  $     0    $(217,623)
                          =======  =====    =======    ===   ====== =========   ====  =======    =========

          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                   Years Ended December 31,
                                                  -----------------------------
                                                    1998      1997       1996
                                                  --------  ---------  --------
Net cash flows from operating activities:
 Net income (loss)..............................  $ 13,152  $  (3,564) $ 11,516
 Depreciation and amortization..................     5,395      5,058     4,906
 Amortization of financing fees.................     1,499        189       145
 Deferred income taxes..........................      (971)       (32)     (368)
 Gain on sale of land...........................    (1,329)       --        --
 Change in operating assets and liabilities:
 Inventories....................................     2,444    (23,694)  (23,127)
 Prepaid expenses...............................       (55)       (98)     (172)
 Other current assets...........................       126        152      (268)
 Other assets and liabilities...................       202       (327)      190
 Accounts payable...............................       828       (290)    9,836
 Accrued liabilities............................   (26,098)    30,302     3,616
 Income taxes payable...........................     8,845     (6,483)    4,329
                                                  --------  ---------  --------
  Total adjustments.............................    (9,114)     4,777      (913)
                                                  --------  ---------  --------
 Net cash provided by operating activities......     4,038      1,213    10,603
                                                  --------  ---------  --------
Net cash flows from investing activities:
 Loans to officers..............................       --      (2,259)     (752)
 Payments from officers.........................       298      1,419       274
 Proceeds from sale of property and equipment...     7,187        --        --
 Capital expenditures...........................    (4,705)    (5,310)   (4,233)
                                                  --------  ---------  --------
 Net cash provided by (used in) investing
  activities....................................     2,780     (6,150)   (4,711)
                                                  --------  ---------  --------
Net cash flows from financing activities:
 Proceeds from term notes and senior
  subordinated debt.............................       --     210,000       --
 Proceeds from shareholders.....................       --     117,928       --
 Payments to shareholders.......................       --    (299,891)      --
 Financing fees.................................      (322)    (9,531)       (1)
 Payment of debt and mortgages..................    (9,558)    (1,021)   (1,021)
 Principal payments under capital lease
  obligation....................................      (222)      (624)     (754)
 Proceeds from exercise of common stock
  options/stock purchase plan...................        65        823       362
                                                  --------  ---------  --------
 Net cash provided by (used in) financing
  activities....................................   (10,037)    17,684    (1,414)
                                                  --------  ---------  --------
Net change in cash and cash equivalents.........    (3,219)    12,747     4,478
Cash and cash equivalents at beginning of
 period.........................................    23,501     10,754     6,276
                                                  --------  ---------  --------
Cash and cash equivalents at end of period......  $ 20,282  $  23,501  $ 10,754
                                                  ========  =========  ========
Supplemental cash flow information:
 Interest paid..................................  $ 23,455  $   3,026  $  2,622
 Income taxes paid..............................  $    398  $   9,703  $  2,858
Non-cash equity information:
 Dividends Declared
 Junior Preferred Stocks........................  $  7,396  $      39  $    --
 Senior Exchangable Redeemable Preferred Stock..  $  3,540  $      18  $    --
 Senior Exchangeable Redeemable Preferred Stock
  accretion.....................................  $     30  $     --   $    --

          See accompanying notes to consolidated financial statements.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(1) RECAPITALIZATION

      On December 29, 1997, Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn"), certain members of management, and certain unaffiliated investors acquired all of the outstanding capital stock of the Company for an equity investment of $117,928 ("Recapitalization"). The equity investment consisted of (i) an $85,388 investment by Madison Dearborn (comprised of $4,594 of common stock of the Company, and $80,794 of Junior Redeemable Preferred Stock of the Company), (ii) a $7,540 investment by certain members of management of the Company (comprised of $406 in common stock and $7,134 in Junior Preferred Stock), and (iii) a $25,000 investment by certain unaffiliated investors in units consisting of Senior Exchangeable Redeemable Preferred Stock and common stock. The Company used the proceeds from the equity investment and approximately $225,905 of aggregate proceeds from the financing described below
(i) to pay $324,896 as Recapitalization consideration and (ii) to pay $18,937 in transaction fees and expenses.

      The financing consisted of (i) $100,000 from the sale of Senior Subordinated Notes, and (ii) a $200,000 credit facility comprised of a $110,000 term loan facility, and a $90,000 revolving credit facility which, subject to certain conditions, can be increased up to $115,000, of which there was no loan balance at December 31, 1998, and 1997. In 1998, $15,905 was drawn in connection with the Recapitalizaton.

      The sources and uses of funds related to the Recapitalization are set forth as follows:

     Sources of Funds:
       Term loans..................................................... $110,000
       Revolving credit facility......................................   15,905
       Senior Subordinated Notes......................................  100,000
       Senior Exchangeable Preferred Stock............................   25,000
       Junior Redeemable Preferred Stock..............................   85,998
       Junior Perpetual Preferred Stock...............................    1,930
       Common stock...................................................    5,000
                                                                       --------
         Total........................................................ $343,833
                                                                       ========
     Uses of Funds:
       Recapitalization consideration................................. $299,891
       Payment to option holders......................................   25,005
       Fees and expenses..............................................   18,937
                                                                       --------
         Total........................................................ $343,833
                                                                       ========

      Payments to option holders of $25,005 were expensed in the year ended December 31, 1997. Fees and expenses of $18,937 consisted of $9,084 which were expensed and $9,853 which were capitalized as deferred financing costs. Total expense was $129 and $33,960 for 1998 and 1997, respectively; total fees capitalized were $322 and $9,531 in 1998 and 1997, respectively. The acquisition has been accounted for as a recapitalization and, as such, has no impact on the historical basis of assets and liabilities.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a) Basis of Presentation--The consolidated financial statements include the accounts of Tuesday Morning Corporation and its wholly-owned subsidiaries:
TMI Holdings, Inc., TMIL Corporation, Tuesday Morning, Inc., Nights of the Week, Inc. (NOWI), Days of the Week, Inc. (DOWI), Tuesday Morning Partners, LTD. (TMP), and Friday Morning, Inc. (collectively the "Company"). As of December 31, 1998, TMIL Corporation merged into TMP. All significant intercompany balances and transactions have been eliminated in consolidation.

      The Company owned and operated 347 deep discount retail stores in 36 states at December 31, 1998 (315 and 286 stores at December 31, 1997 and 1996, respectively). The Company sells close-out housewares and related gift accessories, which it purchases at below wholesale prices. Company stores are open for seven sales events each year.

      (b) Cash and Cash Equivalents--The Company's policy is to invest cash in excess of operating requirements in income producing investments. Cash equivalents of $17,105 in 1998 and $22,312 in 1997 are investments in money market funds. The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

      (c) Inventories--Inventories are stated at the lower of cost or market using the retail inventory method for the stores' inventory and the average cost method for warehouse inventory. Buying, distribution, and freight costs are capitalized as part of inventory.

      (d) Property and Equipment--Property and equipment are stated at cost. Buildings, furniture, fixtures, and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                              Depreciable lives
                                                              -----------------
     Buildings...............................................       30 years
     Furniture and fixtures..................................        7 years
     Equipment...............................................   5 to 7 years

      Improvements to leased premises are amortized on a straight-line basis over the shorter of their useful lives or the expected term of the related lease.

      (e) Deferred Financing Costs--Deferred financing costs represent fees paid in connection with obtaining bank and other long-term financing. These fees are amortized over the term of the related financing using the effective interest method.

      (f) Income Taxes--Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

      (g) Pre-opening Costs--The Company capitalized certain costs directly related to opening new stores and amortized these costs over twelve months. In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," requiring, among other things, companies to expense on a current basis previously capitalized start-up costs. As of December 31, 1998, the Company had $227 of unamortized capitalized start-up costs. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998, unless adopted earlier. The Company plans to adopt this new accounting standard in January, 1999 at which time all remaining unamortized capitalized start-up costs will be expensed.

      (h) Advertising--Costs for newspaper, radio, and other media are expensed as the advertised events take place. Advertising expense for 1998, 1997 and 1996 was $20,550, $18,438, and $16,475 respectively.

      (i) Estimates--The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (j) Foreign Currency Transactions--The Company has entered into foreign exchange contracts to hedge its foreign currency transactions related to specific purchase orders for merchandise. Net gains for 1998 totaled $78 while net losses totaled $159 for 1997. Prior year losses are primarily due to canceling foreign exchange contracts entered into under the Company's former bank relationship that had to be terminated as a result of the Recapitalization.

      (k) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of--The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. This statement has not had a material impact on the Company's financial position, results of operations, or liquidity for the years presented.

      (l) Stock Option Plan--Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                 TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                       December 31, 1998, 1997 and 1996
                   (In thousands, except for share amounts)

      (m) Net income (loss) per common share--Basic net income (loss) per common share for the year ended December 31, 1998 is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for each period. Diluted net income (loss) per common share for the year ended December 31, 1998 is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares and share equivalents, unless anti-dilutive, outstanding for each period. For the years ended December 31, 1997 and 1996 for the purposes of this calculation the weighted average number of shares and net income available to common shareholders have been adjusted to reflect the recapitalization. The difference between the Company's basic and diluted weighted average common shares outstanding is due to dilutive common stock options outstanding.

      (n) Reclassifications--Certain prior year amounts have been reclassified to conform to the current period presentation.

(3) INCOME TAXES

      Income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 consists of:

                                                        Current Deferred Total
                                                        ------- -------- ------
     Year ended December 31, 1998
       U.S. Federal.................................... $7,916   $(837)  $7,079
       State, local and other..........................  1,263    (134)   1,129
                                                        ------   -----   ------
       Total........................................... $9,179   $(971)  $8,208
                                                        ======   =====   ======
     Year ended December 31, 1997
       U.S. Federal.................................... $2,944   $ (82)  $2,862
       State, local and other..........................    334      50      384
                                                        ------   -----   ------
       Total........................................... $3,278   $ (32)  $3,246
                                                        ======   =====   ======
     Year ended December 31, 1996
       U.S. Federal.................................... $6,606   $(128)  $6,478
       State, local and other..........................    754    (240)     514
                                                        ------   -----   ------
       Total........................................... $7,360   $(368)  $6,992
                                                        ======   =====   ======

      A reconciliation of the expected Federal income tax expense (benefit) to actual tax expense follows (based upon a tax rate of 35% for 1998, 34% for 1997, and 35% for 1996).

                                                         1998    1997    1996
                                                        ------  ------  ------
     Expected Federal income tax expense (benefit)..... $7,476  $ (108) $6,478
     Recapitalization expenses not deductible for
      Federal taxes....................................    (60)  3,029     --
     State income taxes, net of related Federal tax
      effect...........................................    824     425     378
     Other, net........................................    (32)   (100)    136
                                                        ------  ------  ------
                                                        $8,208  $3,246  $6,992
                                                        ======  ======  ======

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                   1998   1997
                                                                  ------ ------
     Deferred tax assets:
       Compensated absences...................................... $  219 $  190
       NOL carryforward..........................................    172    143
       Other accrued liabilities.................................    803    487
                                                                  ------ ------
         Total gross deferred assets............................. $1,194 $  820
                                                                  ====== ======
     Deferred tax liabilities:
       Property and equipment.................................... $2,366 $2,886
       Inventory costs...........................................    314    425
       Other.....................................................    369    335
                                                                  ------ ------
         Total gross deferred tax liabilities....................  3,049  3,646
                                                                  ------ ------
          Net deferred tax liability............................. $1,855 $2,826
                                                                  ====== ======

      Management expects the deferred tax assets at December 31, 1998 to be recovered through the reversal during the carryforward period of existing taxable temporary differences giving rise to the deferred income tax liability. Accordingly, no valuation allowances for deferred tax assets were considered necessary as of December 31, 1998 or December 31, 1997.

(4) PROPERTY AND EQUIPMENT

      Property and equipment, net of accumulated depreciation, consist of the following at December 31, 1998 and 1997:

                                                               1998      1997
                                                             --------  --------
     Land................................................... $  2,498  $  8,356
     Buildings..............................................   13,952    13,926
     Furniture and fixtures.................................   22,838    19,861
     Equipment..............................................   18,446    17,109
     Leasehold improvements.................................    2,621     2,360
                                                             --------  --------
                                                               60,355    61,612
     Less accumulated depreciation..........................  (36,263)  (30,972)
                                                             --------  --------
       Total................................................ $ 24,092  $ 30,640
                                                             ========  ========

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(5) MORTGAGE ON LAND, BUILDINGS AND EQUIPMENT/CAPITAL LEASE OBLIGATIONS

      The mortgage note is secured by land and buildings and bears interest at LIBOR plus 2.125% (7.2% at December 31, 1998) with principal and interest due monthly. It matures on June 10, 2002.

      Mortgages consist of the following at December 31, 1998 and 1997:

                                                             1998     1997
                                                            -------  -------
     Note payable to bank, in monthly installments of $85
      plus interest........................................ $ 3,573  $ 4,594
     Less current installments.............................  (1,021)  (1,021)
                                                            -------  -------
                                                            $ 2,552  $ 3,573
                                                            =======  =======

      In connection with this mortgage, the Company is required to maintain minimum net worth and comply with other financial covenants. At December 31, 1998, the Company is in compliance with these covenants.

      The maturities of the mortgage are as follows:

     Year                                                                 Amount
     ----                                                                 ------
     1999................................................................ $1,021
     2000................................................................  1,021
     2001................................................................  1,021
     2002................................................................    510
                                                                          ------
     Total............................................................... $3,573
                                                                          ======

      During 1994, the Company entered into a capital lease with a financial institution to finance point of sale registers and electronic article surveillance equipment. The amount financed under the capital lease totaled $2,642. The remaining balance of the capital lease is $161 which will be fully paid during 1999. At the end of the lease term, the Company intends to exercise its bargain purchase option.

(6) DUE FROM OFFICERS

      As of December 31, 1998 and 1997, the amount due from officers is $3,345 and $3,643 respectively. These receivables are a continuation of prior years notes. As of December 31, 1998 and 1997, $3,345 and $3,153 of the amount due from officers was secured by shares of the Company's common stock and shares of the Company's Junior Preferred Stock. Effective December 29, 1997, the amounts accrue interest at the mid-term federal rate of 6.02% as defined by Internal Revenue Service Code Section 1274(d). Previously these loans bore interest at prime.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(7) NOTES PAYABLE

      At December 31, 1998 and 1997, notes payable consisted of the following:

                                                               1998      1997
                                                             --------  --------
     Senior Credit Facility................................. $101,463  $110,000
     Senior Subordinated Notes..............................  100,000   100,000
                                                             --------  --------
                                                              201,463   210,000
     Less current portion...................................   (3,398)   (1,350)
                                                             --------  --------
                                                             $198,065  $208,650
                                                             ========  ========

      Senior Credit Facility--In connection with the Recapitalization, the Company entered into a Senior Credit Facility agreement on December 29, 1997, which provides for a revolving credit facility of $90,000 which, subject to certain conditions, can be increased to $115,000 and a term loan facility totaling $110,000. This agreement is secured by a pledge of substantially all of the Company's assets.

      The revolving credit facility is for a period of five years and requires a cleandown to less than $15,000 for thirty consecutive days during each twelve month period beginning April 1, 1998. Borrowings are limited to the lessor of $90,000 (unless the maximum has been increased to as much as $115,000, as provided for in the agreement) or 50% (60% from July 1-October 31 of each year) of eligible inventory, as defined. The availability is further reduced by the aggregate undrawn amount of outstanding letters of credit. At the Company's option, the amount borrowed will bear interest at either LIBOR plus 2.50% or the lender's alternate base rate plus 1.50%. There is a provision within the agreement to reduce the interest rates as the leverage ratio is reduced. The interest rate was reduced by 0.25% in early 1999 due to an improvement in the leverage ratio at December 31, 1998.

      The term loan facility consists of two tranches designated A and B. Tranche A term loans are for $40,000 and mature in five years while Tranche B term loans are $70,000 and mature in seven years. At the Company's option, Tranche A term loans bear interest at LIBOR plus 2.50% or the Alternate Base Rate plus 1.50%. Tranche B term loans bear interest at LIBOR plus 3.00% or the Alternate Base Rate plus 2.00%. The term loan interest rates will also be reduced as the leverage ratio is reduced. The interest rate was reduced by 0.25% in early 1999 due to an improvement in the leverage ratio at December 31, 1998.

      The Company had no balances outstanding related to the revolving line of credit at December 31, 1998. The remaining availability under the credit facility was $40,600 at December 31, 1998. As of December 31, 1998 and 1997 the Company had outstanding letters of credit of $2,873 and $9,468 for inventory purchases.

      The total outstanding balances of Tranches A and B were $35,568 and $65,895 at the end of December 31, 1998 and $40,000 and $70,000 at December 31, 1997, respectively. The interest rates on the Tranche A and B term loans at December 31, 1998 were 7.9% and 8.4%, respectively. The Company incurs commitment fees of 0.50% on the unused portion of the Revolving Credit Facility.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

      Scheduled, mandatory principal payments for the term loans are as follows:

       1999............................................................ $  3,398
       2000............................................................    6,135
       2001............................................................    9,782
       2002............................................................   18,902
       2003............................................................      662
       thereafter......................................................   62,584
                                                                        --------
                                                                        $101,463
                                                                        ========

      The Company is allowed under the agreement to make voluntary prepayments of term loan principal. In addition, the Company is required to make additional principal payments if there is excess operating cash flow, as defined by the loan documents.

      The Senior Credit Facility agreement contains certain restrictive covenants which, among other things, require the Company to comply with certain financial covenants including limitations on dividends, indebtedness, and capital expenditures. As of December 31, 1998, the Company is in compliance with the covenants.

      Senior Subordinated Notes--The Senior Subordinated Notes bear interest at 11.0% and are due on December 15, 2007. These notes are subordinated to any amounts outstanding under the Senior Credit Facility. Interest is payable on June 15 and December 15 of each year. At any time prior to December 15, 2000, at the option of the Company, up to 35% of the outstanding aggregate face amount of the Senior Subordinated Notes may be redeemed at a redemption price of 111.00% using the proceeds of certain equity issuances. Beginning December 15, 2002, the Senior Subordinated Notes will be subject to redemption at the option of the Company in whole or in part, with proper notice at the redemption prices set forth below, plus accrued interest.

          Twelve Month
             Period                                                Percentage of
       Beginning December                                            Principal
               15                                                     Amount
       ------------------                                          -------------
       2002......................................................     105.50%
       2003......................................................     103.67%
       2004......................................................     101.83%
       2005 and thereafter.......................................     100.00%

      The Senior Subordinated Notes contain certain restrictive covenants which, among other things, limit the Company's ability to incur additional indebtedness, pay dividends or distributions or make investments. As of December 31, 1998, the Company is in compliance with the covenants.

(8) REDEEMABLE PREFERRED STOCK

      On December 29, 1997, in connection with the Recapitalization, the Company issued 250,000 units consisting of one share of Senior Exchangeable Redeemable Preferred Stock ("Senior Preferred Stock") and one share of common stock. The Senior Preferred Stock and common stock become separately transferable upon the earlier of (i) a change in control of the Company as defined, (ii) the date upon which a registration statement under the Securities Act of 1933 relating to the Senior Preferred Stock is declared

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts) effective, (iii) immediately prior to any redemption of the Senior Preferred Stock by the Company with the proceeds of a public offering, or (iv) any earlier date as determined by the underwriter of the issue. The proceeds of $25,000 were allocated between Senior Preferred Stock and common stock based on the value of common stock issued on the transaction date. The Senior Preferred Stock earns cumulative dividends of 13.25% annually, payable quarterly. On or before December 15, 2002, dividends may, at the option of the Company, be paid either in cash or additional shares of Senior Preferred Stock. After December 15, 2002, dividends may only be paid in cash. Each share of Senior Preferred Stock is exchangeable at the Company's option into debentures, subject to certain conditions, equal to the liquidation value.

      On December 15, 2009, the Company will be required to redeem all outstanding shares of Senior Preferred Stock at a price equal to liquidation value. The Company may, at its option, redeem for cash the Senior Preferred Stock on or after December 15, 2002, at the redemption prices set forth below:

       Year                                                           Percentage
       ----                                                           ----------
       2002..........................................................  109.938%
       2003..........................................................  106.625%
       2004..........................................................  103.313%
       2005 and thereafter...........................................  100.000%

      In addition, the Company may redeem for cash all the outstanding shares of Senior Preferred Stock within 20 days of a public offering of the Company's common stock at a redemption price per share equal to 113.25% of the aggregate liquidation value.

      On December 29, 1997, in connection with the Recapitalization, the Company issued 85,998 shares of Junior Redeemable Preferred stock (the "Junior Redeemable Preferred"). The Junior Redeemable Preferred earns cumulative dividends of 8% annually, accrued quarterly. When paid, dividends must be paid in cash. The Company has the option to redeem the Junior Redeemable Preferred at any time without premium or penalty. The Company is required to redeem the Junior Redeemable Preferred upon the earlier of December 29, 2010 or a sale of the Company.

      In connection with the Recapitalization, the Chairman of the Board of the Company entered into a put agreement with the Company and Madison Dearborn which provides him the right on December 29, 1999 to put his 5,204 shares of Junior Redeemable Preferred to the Company or Madison Dearborn for an amount equal to liquidation value. In the event the Chairman exercises his put, he will be required to transfer his shares of common stock to the Company or Madison Dearborn for no additional consideration and his loan will become due. (see note 6).

      In connection with the Recapitalization, the Company's President entered into a put agreement with the Company and Madison Dearborn which provides him the right on or after December 31, 2000 (earlier in certain circumstances) to put 946 shares of Junior Perpetual Stock and 37,663 shares of common stock to the Company at liquidation value and fair market value, as defined in the agreement, respectively. Under the put agreement, the Company has the option to pay for the shares 25% in cash and 75% by the issuance of a subordinated promissory note payable in three equal annual installments. These puttable instruments are not classified outside of shareholders' equity because the balances are not deemed signficant and the put features will be eliminated with the public stock offering, as discussed further in Note 16.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(9) SHAREHOLDERS' EQUITY

      On December 29, 1997, in connection with the Recapitalization, the Company repurchased and retired all outstanding common stock and stock options. All treasury shares were cancelled. New common shares totaling 3,749,993 were issued to Madison Dearborn, certain members of management and certain unaffiliated investors. Junior Perpetual Preferred totaling 1,930 shares were issued to certain members of management. The Junior Perpetual Preferred earns cumulative dividends of 8% annually, accrued quarterly. When paid, dividends must be paid in cash.

      After the Recapitalization, the Company established a stock option plan (the "New Plan") which allows the Company's Board of Directors to grant stock options to directors, officers, key employees and other key individuals performing services for the Company. The New Plan authorizes grants of options to purchase up to 416,666 shares of authorized, but unissued common stock. Stock options are granted with an exercise price, terms and vesting determined by the Compensation Committee of the Board with certain limitations.

      Options granted under the New Plan have vesting periods from three to five years. The exercise prices of the options at the grant date range between $1.43 and $10.00 which approximates fair value of the shares of common stock into which such options are exercisable. At December 31, 1998, there were 73,753 additional shares available for grant under the New Plan.

      Following is a summary of transactions relating to the New Plan's options for the year ended December 31, 1998:

                                                       Number   Weighted-Average
                                                      of Shares  Exercise Price
                                                      --------- ----------------
     Outstanding at December 31, 1996................       --          --
     Exercised during year...........................       --          --
     Canceled during year............................       --          --
     Granted during year.............................  125,000       $1.43
                                                       -------       -----
     Outstanding at December 31, 1997................  125,000        1.43
     Exercised during year...........................  (44,835)       1.43
     Canceled during year............................  (21,512)       1.43
     Granted during year.............................  239,425        2.17
                                                       -------       -----
     Outstanding at December 31, 1998................  298,078       $2.02
                                                       =======       =====

      As of December 31, 1998 and 1997, 38,867 and 228, respectively, of options outstanding were exercisable.

      Prior to the effective date of Recapitalization, the Company had a stock option plan (the "Old Plan") covering 2,160,500 shares of the Company's common stock which could be granted to employees of the Company. Under the Old Plan, stock options were granted at fair market value and vested over varying periods not exceeding 10 years. No options were granted in 1997 or 1996 under the Old Plan.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

      The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                       1998    1997     1996
                                                      ------- -------  -------
     Net income (loss)................... As reported $13,152 $(3,564) $11,516
                                            Pro forma  13,126  (3,567)  11,321
     Net income (loss) per common share-
      diluted............................ As reported $   .55   (1.49)     .13
                                            Pro forma     .54   (1.49)     .10

      The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for options granted in fiscal 1998, 1997 and 1996, respectively: the risk free interest rate of 4.7%, 6.1% and 6.1%, expected dividend yield of zero for all years, expected lives of 6.5 years, 5.0 years, and 5.0 years, and expected volatility of zero percent for 1998 and 1997 as the Company did not have publicly traded stock, and 52% for 1996.

      Pro forma net earnings (loss) reflects only options granted since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of three to five years and compensation cost for options granted prior to January 1, 1995 is not considered.

      Stock option activity in the Old Plan during the periods indicated is as follows:

                                                    Number of   Weighted-Average
                                                      Shares     Exercise Price
                                                    ----------  ----------------
     Balance at December 31, 1995..................  1,393,200       $3.99
       Exercised during year.......................    (56,175)       3.15
       Canceled during year........................     (2,250)       6.42
     Balance at December 31, 1996..................  1,334,775        4.02
       Exercised during year.......................   (162,512)       2.86
       Canceled during year........................ (1,172,263)       4.17
                                                    ----------       -----
     Balance at December 31, 1997..................         --       $  --
                                                    ==========       =====

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(10) OPERATING LEASES

      The Company leases substantially all store locations under non-cancelable operating leases. New store leases do, however, typically allow the Company to terminate a lease after 18 to 21 months if the store does not achieve sales expectations. Future minimum rental payments under leases are as follows:

       Year                                                             Amount
       ----                                                             -------
       1999............................................................ $19,664
       2000............................................................  17,937
       2001............................................................  15,056
       2002............................................................  10,151
       2003............................................................   5,404
       Later years.....................................................   5,330
                                                                        -------
       Total minimum rental payments................................... $73,542
                                                                        =======

      Rental expense (base minimum rent and rent based on sales) for 1998, 1997 and 1996 was $20,324, $17,614, and $14,564 respectively. Rent expense includes rent for store locations and warehouses.

      Subsequent to the close of 1998, the Company signed an option agreement to lease additional warehouse space at $800 per year.

(11) PROFIT SHARING PLAN

      The Company has a 401(k) profit sharing plan for the benefit of its employees. Under the plan, eligible employees may request the Company to deduct and contribute from 1% to 15% of their salary to the plan. The Company also contributes 1% of total compensation for all plan participants, and matches a portion of each participant's contribution up to 6% of the participant's compensation.

      The Company expensed contributions of $455, $433, and $403 during the years ended December 31, 1998, 1997 and 1996, respectively.

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

(12) FINANCIAL INSTRUMENTS

      As of December 31, 1998 and 1997, the Company had approximately $4,653 and $5,391 respectively, of net foreign exchange contracts. The Company's risk that counterparties to these contracts may be unable to perform is minimized by limiting the counterparties to major financial institutions.

      The following table represents the carrying amounts and estimated fair values of the Company's receivables from officers, long-term debt, foreign exchange contracts, and redeemable stock as of December 31, 1998 and 1997:

                                                1998               1997
                                          -----------------  -----------------
                                          Carrying   Fair    Carrying   Fair
                                           amount   value     amount   Value
                                          -------- --------  -------- --------
     Assets--notes receivable............ $  3,345 $  3,291  $  3,643 $  3,490
     Liabilities:
       Foreign exchange contracts
         unrealized (gain)...............       --      (28)       --       --
         unrealized loss.................       --       55        --       75
       Variable rate long-term debt...... $105,036 $105,036  $114,594 $114,594
       Senior Subordinated Notes......... $100,000 $100,000  $100,000 $100,000
       Senior Exchangeable Redeemable
        Preferred Stock..................   28,231   28,558    24,661   25,000
       Junior Redeemable Preferred
        Stock............................   85,998   85,998    85,998   85,998

      The fair value of the Company's notes receivable at December 31, 1998 and 1997 is less than the carrying value as the notes earn interest at a rate less than market. The variable rate long-term debt and the Senior Subordinated Notes approximate estimated fair values. The fair values of the foreign exchange contracts are based on the exchange rates existing at the balance sheet dates. The fair value of the Senior Exchangeable Redeemable Preferred Stock and the Junior Redeemable Preferred Stock are at aggregate liquidation preference.

(13) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      A summary of the unaudited quarterly results for 1998 and 1997 follows:

                                                  Quarters ended
                                       --------------------------------------
                                       March 31, June 30,  Sept. 30, Dec. 31,
                                         1998      1998      1998      1998
                                       --------- --------  --------- --------
     Net Sales........................  $58,811  $84,829    $78,485  $173,970
     Comparable store sales...........     14.4%    15.7%      14.8%      8.5%
     Gross profit.....................  $22,348  $27,339    $30,776  $ 58,595
     Operating income.................  $ 3,486  $ 4,204    $ 7,795  $ 28,601
     Net income (loss)................  $(1,454) $(1,213)    $1,612  $ 14,207
     Net income (loss) available to
      common shareholders.............  $(4,037) $(3,916)   $(1,196) $ 11,335
     EPS - Diluted....................    (1.08)   (1.04)      (.32)     2.81

                  TUESDAY MORNING CORPORATION AND SUBSIDIARIES

                        December 31, 1998, 1997 and 1996
                    (In thousands, except for share amounts)

                                                   Quarters ended
                                        --------------------------------------
                                        March 31, June 30,  Sept. 30, Dec. 31,
                                          1997      1997      1997      1997
                                        --------- --------  --------- --------
     Net Sales........................   $47,514  $67,377    $64,167  $148,249
     Comparable store sales increase..      23.0%    16.0%      18.0%     17.9%
     Gross profit.....................   $17,893  $23,008    $25,536  $ 52,437
     Operating income (loss)..........   $ 1,442  $ 3,160    $ 5,644  $ (8,270)
     Net income (loss)................   $   744  $ 1,715    $ 2,907  $ (8,930)
     Net income (loss) available to
      common shareholders.............   $   744  $ 1,715    $ 2,907  $ (8,987)
     EPS - Diluted....................      (.20)    (.09)       .03     (1.24)

(14) RELATED PARTY TRANSACTIONS

      During 1997, the Company paid Madison Dearborn $3,500 in fees related to the Recapitalization. In 1998, Madison Dearborn began providing management and advisory services to the Company under a five year agreement for annual payments of $350.

      On December 29, 1997, the Company entered into a three-year employment agreement with the Company's President, Chief Executive Officer and Director, providing for $475 in annual salary, subject to possible increases, in addition to a maximum annual bonus of up to 50% of base salary. The Company also entered into a two-year consulting and non-competition agreement with the Company's founder, to serve as Chairman of the Board of Directors and to facilitate the Company's relationships with third parties and suppliers. The contract provides for annual compensation of $250 per year. These agreements also provide for certain non-compete and non-solicitation covenants and confidentiality provisions.

(15) LEGAL PROCEEDINGS

      The Company is involved in various claims and legal actions arising from the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(16) SUBSEQUENT EVENT (UNAUDITED)

      In March 1999, the Company filed a Form S-1 registration statement with the Securities and Exchange Commission for the sale of shares of common stock. The Company intends to use a portion of the proceeds to redeem 35% of their Senior Subordinated Notes, all of the outstanding shares of Senior Preferred Stock and a portion of the Junior Preferred Stock. Also, in conjunction with the stock offering, the Company intends to convert all of the remaining shares of junior preferred stocks into common stock. In connection with the redemption of a portion of the Senior Subordinated Notes, the Company expects to incur an extraordinary charge, net of income taxes, of approximately $3.3 million in the second quarter of 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including        (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares


                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                              Merrill Lynch & Co.

                            William Blair & Company

                                      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                   Alternative Page for International Prospectus

                             Subject to Completion
                  Preliminary Prospectus Dated March 12, 1999

                                          Shares

                                  Common Stock

                                 ------------

    This is Tuesday Morning Corporation's initial public offering of common
stock. Tuesday Morning is selling     of the shares and certain of its
shareholders are selling     of the shares. The international managers are
offering     shares outside the United States and Canada and the U.S.
underwriters are offering     shares in the United States and Canada.

    We expect the public offering price to be between $   and $   per share.
Currently, no public market exists for the shares. We will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol "TUES".

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

                                 ------------

                                                       Per Share Total
                                                       --------- -----
     Public offering price...........................     $       $
     Underwriting discount...........................     $       $
     Proceeds, before expenses, to Tuesday Morning...     $       $
     Proceeds to selling shareholders................     $       $

    The international managers may also purchase up to an additional     shares
from certain selling shareholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an
additional     shares from the certain selling shareholders.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about       , 1999.

                                 ------------

Merrill Lynch International                              William Blair & Company

                                 ------------

                  The date of this prospectus is       , 1999

                 Alternative Page for International Prospectus

                                  UNDERWRITING

      Merrill Lynch International, and William Blair & Company, L.L.C. are acting as lead managers for each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among Tuesday Morning, the selling shareholders and the international
managers, and concurrent with the sale of     shares of common stock to the
U.S. underwriters referred to below, Tuesday Morning and the selling shareholders have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Tuesday Morning and the selling shareholders, the number of shares of common stock set forth opposite its name below.

                                                                       Number of
          International Manager                                         Shares
          ---------------------                                        ---------
     Merrill Lynch International......................................
     William Blair & Company, L.L.C...................................
                                                                         ----
     Total............................................................
                                                                         ====

      Tuesday Morning and the selling shareholders have also entered into a U.S. purchase agreement with certain underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), and William Blair & Company, L.L.C. are acting as representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement,
and concurrently with the sales of     shares of common stock to the
international managers pursuant to the international purchase agreement, Tuesday Morning and the selling shareholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from
Tuesday Morning and the selling shareholders, an aggregate of     shares of
common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

      In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by either a U.S. underwriter or an international manager, the international purchase agreement and the U.S. purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

      The lead managers have advised Tuesday Morning and the selling shareholders that the international managers propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such
price less a concession not in excess of $    per share of common stock. The
international managers may allow, and such dealers may reallow, a discount not
in excess of $    per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

      Certain selling shareholders have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to
purchase up to an aggregate of     additional shares of common stock at the
initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise the option solely to cover over-allotments,

                                   Alternative Page for International Prospectus

if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise the option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international manager's initial amount reflected in the foregoing table. Certain selling shareholders also have granted an option to the U.S. underwriters, exercisable for 30 days after the
date of this prospectus, to purchase up to an aggregate of      additional
shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

      The following table shows the per share and total public offering price and underwriting discount to be paid by Tuesday Morning and the selling shareholders to the international managers and the U.S. underwriters and the proceeds before expenses to Tuesday Morning and the selling shareholders. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                   Total  Total
                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
     Public offering price.................................  $      $      $
     Underwriting discount.................................
     Proceeds, before expenses, to Tuesday Morning.........
     Proceeds to the selling shareholders..................

      The expenses of the offerings (exclusive of the underwriting discount) are estimated at $750,000 and are payable by Tuesday Morning.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions.The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

      We, our officers and directors, Madison Dearborn Capital Partners II, L.P. and certain other shareholders have agreed, subject to certain exceptions, not to directly or indirectly (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of, or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by any such person or with respect to which such person has or hereafter acquires the power of disposition, or files any registration statement under the Securities Act of 1933 with respect to any of the foregoing or (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the international managers and the U.S. underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

                                   Alternative Page for International Prospectus

      Prior to the offerings, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the international managers. The factors to be considered in determining the initial public offering price will be:

     .  prevailing market conditions;

     . the valuation multiples of publicly traded companies that the international managers believe to be comparable to us;

     .  certain of our financial information;

     . our history and our prospects and the industry in which we compete;

     .  an assessment of our management;

     .  our past and present operations;

     .  the prospects for, and timing of, our future revenues;

     .  the present state of our development; and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offerings at or above the initial public offering price.

      We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "TUES."

      Tuesday Morning and certain selling shareholders have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect thereof.

      Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the international managers and the U.S. underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

      If the international managers and the U.S. underwriters create a short position in the common stock in connection with the offerings, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

      The representatives may also impose a penalty bid on certain international managers and the U.S. underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the international managers' and the U.S. underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the U.S. underwriters and the international managers and selling group members who sold those shares as part of the offerings.

                                   Alternative Page for International Prospectus


      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it discourages resales of the common stock.

      Neither we nor any of the international managers or the U.S. underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the international managers or the U.S. underwriters make any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Each international manager has agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the date of the offerings, will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to Tuesday Morning, the selling shareholders or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus.

      Merrill Lynch acted as an initial purchaser in our senior subordinated note offering in 1997. Merrill Lynch received customary fees for its services as initial purchaser.

      Merrill Lynch owns 15,000 shares of our senior exchangeable redeemable
preferred stock and      shares of our common stock. Merrill Lynch's ownership
represents less than 10% of our outstanding preferred stock and less than 10% of our outstanding common stock. In connection with this offering, we will redeem all of the senior exchangeable redeemable preferred stock held by
Merrill Lynch. In addition, Merrill Lynch plans to sell     shares of our
common stock as a selling shareholder in the offerings. See "Use of Proceeds" and "Principal and Selling Shareholders." In addition, Merrill Lynch is an agent under our senior credit facility. None of the net proceeds of the offerings will be used to repay any portion of our indebtedness under the senior credit facility. See "Use of Proceeds." In accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., no qualified independent underwriter is required to establish the price of the common stock offered hereby as a result of these relationships with Merrill Lynch.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Alternate Page for International Prospectus

      Through and including       (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares


                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                          Merrill Lynch International

                            William Blair & Company

                                      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following expenses will be paid by the Company:

     Item                                                             Amount (1)
     ----                                                             ----------
     SEC registration fee............................................  $ 31,970
     NASD filing fee.................................................    12,000
     Nasdaq listing fee..............................................    17,500
     Legal fees and expenses.........................................   220,000
     Accounting fees.................................................   200,000
     Printing and engraving expenses.................................   150,000
     Transfer agent fees and expenses................................    15,000
     Blue Sky fees and expenses......................................    10,000
     Miscellaneous...................................................    93,530
                                                                       --------
         Total.......................................................  $750,000
                                                                       ========

--------

(1) All items other than SEC registration fee and Nasdaq listing fee are estimated.

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

      The Registrant is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "DGCL") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation of the Registrant

      The Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty as a director.

By-Laws of Registrant

      Article V of the By-laws of the Registrant ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such Proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except in certain circumstances, the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors of the Registrant. The right to indemnification conferred in Article V shall be a contract right and shall include the right to be paid by the Registrant the expenses incurred in defending any such Proceeding in advance of its final disposition. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant with the same scope and effect as the foregoing indemnification of directors and officers.

      Article V further provides that any indemnification of a director or officer of the Registrant under Article V or advance of expenses shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Registrant that the director or officer is entitled to indemnification pursuant to Article V is required, and the Registrant fails to respond within 60 days to a written request for indemnity, the Registrant shall be deemed to have approved the request. If the Registrant denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Registrant. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Registrant) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Registrant to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Registrant. Neither the failure of the Registrant (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Registrant (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Persons who are not covered by Article V and who are or were employees or agents of the Registrant, or who are or were serving at the request of the Registrant as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

      Article V provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under Article V.

Item 15. Recent Sales of Unregistered Securities.

      Since March 12, 1996, the Company has sold or issued the following unregistered securities:

1. On December 29, 1997, in connection with the acquisition (the "Acquisition") of substantially all of the Company's common stock, certain members of the Company's management team invested for an aggregate purchase price of $7.5 million in shares of junior preferred stock and common stock of the Company. In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Section 4(2) of the Securities Act.

2.    On December 29, 1997, in connection with the Acquisition, Madison
      Dearborn Capital Partners II, L.P. acquired     shares of the Company's
      common stock and    shares of Junior Redeemable Preferred Stock of the
      Company for an aggregate purchase price of $85.4 million. In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by
      Section 4(2) of the Securities Act.

3. On December 29, 1997, in connection with financing the Acquisition consideration, the Company issued 11% Senior Subordinated Notes (which were subsequently exchanged for 11% Series B senior notes in a registered exchange offering) for an aggregate purchase price of $100 million. In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Rule 144A of the Securities Act.

4. On December 29, 1997, in connection with financing the Acquisition consideration, the Company issued 250,000 units, each unit consisting of one share of the Company's common stock and one share of the Company's Senior Exchangeable Redeemable Preferred Stock for an aggregate purchase price of $25 million. In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Rule 144A of the Securities Act.

5.    On December 29, 1997, the Company granted options to one person to
      purchase an aggregate of     shares of common stock. On February 15,
      1998, the Company granted options to 31 persons to purchase an aggregate
      of    shares of common stock. On November 15, 1998, the Company granted
      options to 9 persons to purchase an aggregate of    shares of common
      stock. All of these options were granted pursuant to the Company's 1997
      Long-Term Equity Incentive Plan for purchase prices ranging from $    to
      $    per share. In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Rule 701 of the Securities Act.

Item 16. Exhibits and Financial Schedules

     (a) Exhibits

      1.1 Underwriting Agreement, by and among the Company, the Selling
          Shareholders, Merrill Lynch, Pierce, Fenner & Smith Incorporated and
          William Blair & Company, L.L.C. (1)
      2.1 Agreement and Plan of Merger, dated as of September 12, 1997, by and among the Company, Merger Sub and MDP. (2)
      2.2 Amendment to the Agreement and Plan of Merger, dated as of December
          26, 1997 by and among Company, Merger Sub and MDP. (2)
      3.1 Certificate of Incorporation of the Company, as amended. (1)
      3.2 Certificate of Designation of the Company. (2)
      3.3 By-Laws of the Company (2)
      4.1 Indenture, dated as of December 29, 1997, by and between the Company and the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee, including form of note. (2)
      4.2 Indenture, dated as of December 29, 1997, by and between the Company and the Subsidiary Guarantors and United States Trust Company of New
          York, as trustee. (2)
      4.3 Credit Agreement, dated as of December 29, 1997, among the Company, as Borrower, the Subsidiary Guarantors, as Guarantors, each of the Lenders that is a signatory thereto, BT Alex. Brown, as Agent and Fleet National Bank, as Administrative Agent. (2)
      4.4 Security Agreement, dated as of December 29, 1997, by and among the Company, the Subsidiary Guarantors and Fleet National Bank, as
          Administrative Agent. (2)
      4.5 Registration Rights Agreement, dated as of December 29, 1997, by and among the Company, the Subsidiary Guarantors and the Initial
          Purchasers. (2)
      5.1 Opinion of Crouch & Hallett, L.L.P. (1)
     10.1 Subscription Agreement, dated as of December 26, 1997, by and between Merger Sub and each of the investors listed on the Schedule of Subscribers attached thereto. (2)
     10.2 Subscription Agreement, dated as of December 29, 1997, by and between the Company and Madison Dearborn. (2)
     10.3 Employment Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith. (2)
     10.4 Consulting and Non-Competition Agreement, dated as of December 29,
          1997, by and between the Company and Lloyd L. Ross. (2)
     10.5 Employment Put Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith. (2)

     10.6  Term Put Agreement, dated as of December 29, 1997, by and among the
           Company, Madison Dearborn and Lloyd L. Ross. (2)
     10.7  Stock Pledge Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith. (2)
     10.8  Stock Pledge Agreement, dated as of December 29, 1997, by and between the Company and Lloyd L. Ross. (2)
     10.9  1997 Long-Term Equity Incentive Plan of the Company. (2)
     10.10 Stock Option Agreement, dated as of December 29, 1997, by and between the Company and Jerry M. Smith. (2)
     10.11 Stockholders Agreement, dated as of December 29, 1997, by and among the Company, Madison Dearborn and the executives listed on Schedule
           I attached thereto. (2)
     10.12 1999 Employee Stock Purchase Plan (3)
     11.1  Computation of earnings per share (1)
     21.1  Subsidiaries of the Company and each of the Subsidiary Guarantors.
           (1)
     23.1  Consent of Arthur Andersen LLP (3)
     23.2  Consent of KPMG LLP (3)
     23.3  Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).
     24.1  Powers of Attorney (included in Part II to the Registration
           Statement).
     27.1  Financial Data Schedule. (3)

--------

(1) To be filed by amendment.

(2) Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-46017) and incorporated herein by reference.

(3) Filed herewith.

     (b) Financial Schedules and Reports of Independent Auditors are as follows:

                                      None

      All schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

      (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (b) The Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising from the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 12th day of March, 1999.

                                          Tuesday Morning Corporation

                                                 /s/ Jerry M. Smith
                                          By: _________________________________
                                                    Jerry M. Smith,
                                                         President

                               POWER OF ATTORNEY

      Each of the undersigned hereby appoints Jerry M. Smith and Mark E. Jarvis, and each of them, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement and any registration statement related to the initial public offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on March 12, 1999.

               Signature                           Title
               ---------                           -----


         /s/ Jerry M. Smith             Chief Executive Officer,
 ______________________________________  President and Director
             Jerry M. Smith              (Principal Executive
                                         Officer)

         /s/ Mark E. Jarvis             Senior Vice President,
 ______________________________________  Chief Financial Officer
             Mark E. Jarvis              and Secretary (Principal
                                         Financial and Accounting
                                         Officer)

          /s/ Lloyd L. Ross             Chairman of the Board of
 ______________________________________  Directors
             Lloyd L. Ross

    /s/ William J. Hunckler, III        Director
 ______________________________________
        William J. Hunckler, III

     /s/ Benjamin D. Chereskin          Director
 ______________________________________
         Benjamin D. Chereskin

        /s/ Robin P. Selati             Director
 ______________________________________
            Robin P. Selati
